UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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THE JONES GROUP INC.

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As previously announced, on December 19, 2013, The Jones Group Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Jasper Parent LLC (“Parent”) and Jasper Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Parent, providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Surviving Corporation”). Parent and Merger Sub are beneficially owned by affiliates of Sycamore Partners, L.P. and Sycamore Partners A, L.P. (collectively, the “Sponsor”).

Substantially concurrent with the closing of the Merger, Parent intends to transfer ownership of certain of the Company’s business lines to separate controlled affiliates of the Sponsor. One of the business lines being transferred at the closing is the Stuart Weitzman Business (as defined in the Merger Agreement, which the Company previously filed as Exhibit 2.1 to the Current Report on Form 8-K on December 23, 2013), which is referred to herein as “SWH”. Following completion of such transfers, the Surviving Corporation’s business (the “RemainCo Business”) will be comprised of the Nine West Business and the Jeanswear Business (each as defined in the Merger Agreement), together with certain corporate level assets and obligations to be retained by the Surviving Corporation.

In connection with the arrangement of the debt financing for the RemainCo Business and SWH, standalone audited financial statements related to the RemainCo Business and SWH audited by BDO USA, LLP (“BDO”), and other information prepared by the Company’s management, will be disclosed to prospective lenders on the date hereof and which have been reproduced as Exhibits 99.1 and 99.2 attached hereto.

This communication is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Cautionary Statement Regarding Forward-Looking Statements

Statements about the expected timing, completion and effects of the proposed Merger, and all other statements made in this communication that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as “may”, “will”, “expect”, “plan”, “anticipate”, “believe”, or “project”, or the negative of those words or other comparable words. Any forward-looking statements included in this communication are made as of the date hereof only, based on information available to the Company as of the date hereof, and subject to applicable law to the contrary, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those suggested by the projected results in such forward-looking statements. Such risks and uncertainties include, among others: any conditions imposed on the parties in connection with the consummation of the transactions described herein; approval of the Merger by the Company’s shareholders (or the failure to obtain such approval); the Company’s ability to maintain relationships with customers, employees or suppliers following the announcement of the Merger Agreement and the transactions contemplated thereby; the ability of third parties to fulfill their obligations relating to the proposed transactions, including providing financing under current financial market conditions; the ability of the parties to satisfy the conditions to closing of the proposed transactions; the risk that the Merger and the other transactions contemplated by the Merger Agreement may not be completed in the time frame expected by the parties or at all; and the risks that are described from time to time in the Company’s reports filed with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 18, 2014, in other of the Company’s filings with the SEC from time to time, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and on general industry and economic conditions.

The Company believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations. Any or all of the Company’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond the Company’s control.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by affiliates of the Sponsor. In connection with the proposed Merger, the Company has filed a preliminary proxy statement and other related documents with the SEC. The Company intends to file a definitive proxy statement with the SEC. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S

SHAREHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders will be able to obtain, without charge, a copy of the definitive proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents (when available) by directing a request by mail or telephone to The Jones Group Inc. Investor Relations at 1411 Broadway, New York, NY 10018, telephone number (212) 703-9819, or from the Company’s website, www.jonesgroupinc.com.

Certain Information Concerning Participants

The Company and its directors and officers and other persons may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2013 Annual Meeting of Shareholders, which was filed with the SEC on May 15, 2013. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed Merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the proposed Merger filed with the SEC. Investors should read the definitive proxy statement carefully when it becomes available before making any voting or investment decisions.

Exhibits Index

Exhibit Number	Description

99.1	The RemainCo Business financial statements and other information, dated February 2014

99.2	SWH financial statements and other information, dated February 2014

Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion provides information and analysis of our results of operations from 2011 through 2013, and our liquidity and capital resources. The following discussion and analysis should be read in conjunction with our Combined Financial Statements included elsewhere herein.

Executive Overview

We design, contract for the manufacture of and market a broad range of jeanswear for women and children and women’s footwear and accessories. We sell our products through a broad array of distribution channels, including better specialty stores, department stores and mass merchandisers, primarily in the United States and Canada. We also operate our own network of retail and factory outlet stores and several e-commerce web sites. In addition, we license the use of several of our brand names to select manufacturers and distributors of women’s and men’s apparel and accessories worldwide.

Significant highlights from the discussion and analysis of our results of operations for 2013 are as follows:

•	total revenues were $2.24 billion, an increase of $41.9 million from a year ago;

•	gross profit, as a percent of sales, increased to 30.7% from 30.6% a year ago;

•	operating income was $111.3 million, an increase of $30.2 million from a year ago; and

•	we recorded goodwill and trademark impairments of $10.4 million, compared with $17.9 million a year ago.

Agreement to be Acquired by Sycamore Partners

On December 19, 2013, Jones entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the acquisition of Jones by an affiliate of Sycamore Partners, L.P. and Sycamore Partners A, L.P. (“Sycamore”). Under the terms of the Merger Agreement, which was unanimously approved by Jones’ Board of Directors, Sycamore will acquire all of the outstanding shares of Jones common stock for $15.00 per share in cash. The transaction, which is structured as a one-step merger with Jones as the surviving corporation (the “Merger”), is subject to customary closing conditions, including approval of the holders of a majority of Jones shares that vote on the proposal to adopt the Merger. Concurrently with the signing of the Merger Agreement, Sycamore entered into separate purchase agreements with certain of its controlled affiliates which provide for the transfer of ownership of certain of Jones lines of business to such affiliates upon completion of the Merger.

Jones currently plans to complete the proposed Merger in the second fiscal quarter of 2014. However, Jones cannot assure you that the Merger will be completed nor can we predict the exact timing of the completion of the Merger, because it is subject to the satisfaction of various conditions, many of which are beyond the control of Jones. If the Merger is approved by Jones shareholders and is consummated, Jones shares of common stock will cease to be traded on The New York Stock Exchange and Jones will no longer be a publicly-traded company.

Sycamore has informed us that, in connection with the financing of the Merger and the other transactions contemplated by the Merger Agreement, it currently intends (i) to optionally redeem and discharge in full as of the effective time of the Merger our 5.125% Senior Notes due 2014; (ii) to conduct and consummate as of the effective time of the Merger the required change of control offer for our 6.875% Senior Notes due 2019 at the required offer price of 101% under the indenture governing these notes and (iii) for all our 6.125% Senior Notes due 2034 to remain outstanding obligations of Jones following the effective time of the Merger.

Trends

The uncertain economic and political environments have resulted in fluctuating consumer confidence. Fluctuating energy, gasoline and other prices are impacting consumers’ discretionary income. This may lead to reduced consumer spending, which could affect our net sales and our future profitability. We also believe that several significant trends are occurring in the apparel, footwear and accessories industry. We believe that commodity, labor and transportation costs may increase in the future. We may be limited in our ability to increase our selling prices to offset these increases. Should the consumer not accept higher retail prices for our products, our margins could be adversely affected.

We believe a trend exists among our major customers to expand the differentiation of their offerings and to achieve strategic advantages over competitors by devoting more resources to the development of exclusive products—whether products that the retailer designs under brands that it owns (private labels) or products produced exclusively for the retailer by national brand manufacturers. Retailers are placing more emphasis on developing their brand images and building strong images for their private label merchandise. Exclusive brands, as the term implies, are only available from a specific retailer, and thus customers loyal to these brands can only find them in the stores of that retailer. We have responded to this trend by leveraging our design, production and marketing capabilities to develop and provide private label products for certain customers and to provide products under certain of our brands exclusively to select customers, such as providing l.e.i. products exclusively to Walmart. While the private label lines compete directly with our product lines and may receive more prominent positioning on the retail floor by department stores, creating more competition, we believe that national brands are often preferred by the consumer.

Furthermore, we believe a trend exists among our major customers to concentrate purchasing among a narrowing group of vendors. In the future, retailers may have financial problems or continue to consolidate, undergo restructurings or reorganizations, or realign their affiliations, any of which could increase the concentration of our customers. We attempt to minimize our credit risk from our concentration of customers by closely monitoring accounts receivable balances and credit lines and the ongoing financial performance and credit status of our customers.

Consumers are increasing their purchasing of apparel, footwear and accessories through e-commerce web sites. Through our web sites, we market footwear and accessories primarily under their respective brand names. The selection of products is substantially consistent with the product offerings in our corresponding retail store concepts. Our e-commerce systems allow us to fulfill customer orders from inventory at our retail store locations if the items are not available at our distribution center.

Retail store closings

We continue to review our retail operations for underperforming locations. As a result of these reviews, we have decided to continue to close retail locations that no longer provide strategic benefits. During 2011, 2012 and 2013, we closed 82, 74 and 77 locations, respectively, and anticipate closing additional locations in 2014. Total termination benefits and associated employee costs are expected to be $12.1 million for store employees and administrative support personnel. We accrued $1.6 million, $1.4 million and $2.8 million of termination benefits and associated employee costs during 2011, 2012 and 2013, respectively. We also incurred $0.5 million, $0.4 million and $3.6 million during 2011, 2012 and 2013, respectively, for costs to terminate leases. In connection with our decision to close these stores, we reviewed the associated long-term assets for impairments. As a result of these reviews, we recorded $7.7 million, $0.6 million and $5.0 million of impairment losses in 2011, 2012 and 2013, respectively, in continuing operations on leasehold improvements and furniture and fixtures located in the stores to be closed. These costs are reported as SG&A expenses in the retail segment. The Merger Agreement places certain restrictions on us in regards to retail store closings until the effective time of the Merger (or the earlier termination of the Merger Agreement).

Critical Accounting Policies

Several of our accounting policies involve significant or complex judgments and uncertainties and require us to make certain critical accounting estimates. We consider an accounting estimate to be critical if it requires us to make assumptions that are subjective in nature or are about matters that were highly uncertain at the time the estimate was made. The estimates with the greatest potential effect on our results of operations and financial position include the collectibility of accounts receivable, the recovery value of obsolete or overstocked inventory and the fair values of intangible assets. Estimates related to accounts receivable and inventory affect all of our segments. Estimates related to goodwill affect our wholesale footwear and accessories segment. Estimates related to intangible assets with indefinite lives affect our wholesale footwear and accessories and the licensing, other and eliminations segment.

For accounts receivable, we estimate the net collectibility, considering both historical and anticipated trends of trade discounts and co-op advertising deductions taken by our customers, allowances we provide to our retail customers to flow goods through the retail channels, and the possibility of non-collection due to the financial position of our customers. For inventory, we estimate the amount of goods that we will not be able to sell in the normal course of business and write down the value of these goods to the recovery value expected to be realized through off-price channels. Historically, actual results in these areas have not been materially different than our estimates, and we do not anticipate that our estimates and assumptions are likely to materially change in the future. However, if we incorrectly anticipate trends or unexpected events occur, our results of operations could be materially affected.

Goodwill represents the excess of the purchase price and related costs over the value assigned to net tangible and identifiable intangible assets of businesses acquired. Accounting rules generally require that we test at least annually for possible goodwill impairment. We test our goodwill and our intangible assets with indefinite lives for impairment on an annual basis (during our fourth fiscal quarter) and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an asset below its carrying value. We test goodwill at the segment level where acquired businesses have been fully integrated into our existing structure and at one level below the segment level where acquired businesses have not been fully integrated. In 2013, we determined that the goodwill balance existing in our wholesale footwear and accessories segment related to our Brian Atwood business was impaired as a result of decreases in projected revenues and profitability.

We also perform our annual impairment test for indefinite-lived trademarks during the fourth fiscal quarter of the year. As a result of these analyses, we recorded trademark impairment charges of $7.2 million, $17.9 million and $31.5 million for 2013, 2012 and 2011, respectively, as a result of decreases in projected revenues for certain brands. All trademark impairment charges are reported as SG&A expenses in the licensing and other segment. For more information, see “Goodwill and Other Intangible Assets” in Notes to Combined Financial Statements.

We test both our goodwill and our trademarks for impairment by utilizing discounted cash flow models to estimate their fair values. These cash flow models involve several assumptions. Changes in our assumptions could materially impact our fair value estimates. Assumptions critical to our fair value estimates are: (i) discount rates used to derive the present value factors used in determining the fair value of the reporting units and trademarks; (ii) royalty rates used in our trademark valuations; (iii) projected average revenue growth rates used in the reporting unit and trademark models; and (iv) projected long-term growth rates used in the derivation of terminal year values. These and other assumptions are impacted by economic and market conditions as well as expectations of management and may change in the future based on period-specific facts and circumstances. Based on our latest annual testing, the following table shows the assumptions we used to derive our fair value estimates and the hypothetical additional impairment charge for goodwill and trademarks resulting from a one percentage point unfavorable change in the discount rate assumption and a 10% unfavorable change in each of our other fair value assumptions (dollar amounts in millions).

	Assumptions		Effect of unfavorable change
	Goodwill	Trademarks	Goodwill	Trademarks
Discount rates	12.0%	12.0%	$—	$0.5
Royalty rates	—	3.0% - 7.0%	$—	$0.7
Weighted-average revenue growth rates	4.7%	4.25%	$—	$0.3
Long-term growth rates	3.0%	0% - 3.0%	$—	$—

At December 31, 2013, we had $395.8 million of indefinite-lived trademarks. Should economic conditions and trends (such as reduced consumer spending or the failure to achieve projected results) deteriorate throughout 2014 and beyond, the carrying values of trademarks could become further impaired.

Other than the assumptions used in the impairment testing of our goodwill and trademarks, we have not made any material changes to any of our critical accounting estimates in the last three years. Our senior management has discussed the development and selection of our critical accounting estimates with Jones’ Audit Committee and Board of Directors. In addition, there are other items within our financial statements that require estimation, but are not deemed critical as defined above. Changes in estimates used in these and other items could have a material impact on our financial statements.

Results of Operations

Statements of Operations Stated in Dollars and as a Percentage of Total Revenues

(In millions)	2013		2012		2011

Net sales	$2,189.3	97.8%	$2,147.3	97.8%	$2,136.7	97.5%
Licensing income	48.2	2.2	48.4	2.2	53.3	2.4
Other revenues	1.0	0.0	0.9	0.0	0.9	0.0

Total revenues	2,238.5	100.0	2,196.6	100.0	2,190.9	100.0
Cost of goods sold	1,552.3	69.3	1,523.5	69.4	1,519.4	69.4

Gross profit	686.2	30.7	673.1	30.6	671.5	30.6
Selling, general and administrative expenses	564.5	25.2	574.1	26.1	595.6	27.2
Trademark impairments	7.2	0.3	17.9	0.8	31.5	1.4
Goodwill impairment	3.2	0.1	—	—	—	—

Operating income	111.3	5.0	81.1	3.7	44.4	2.0
Interest income	3.8	0.2	6.3	0.3	6.2	0.3
Interest expense and financing costs	60.9	2.7	57.5	2.6	54.0	2.5
Equity in income of unconsolidated affiliate	0.6	0.0	2.5	0.1	3.9	0.2

Income before provision for income taxes	54.8	2.4	32.4	1.5	0.5	0.0
Provision for income taxes	27.7	1.2	17.0	0.8	3.8	0.2

Net income (loss)	27.1	1.2	15.4	0.7	(3.3)	(0.2)
Less: (loss) income attributable to noncontrolling interest	(1.1)	0.0	0.1	0.0	—	—

Income (loss) attributable to Jones	$28.2	1.3%	$15.3	0.7%	$(3.3)	(0.2%)

Percentage totals may not add due to rounding.

2013 Compared with 2012

Revenues. Total revenues for 2013 were $2.24 billion, compared with $2.20 billion for 2012, an increase of 1.9%. Revenues by segment were as follows:

(In millions)	2013	2012	Increase (Decrease)	Percent Change

Wholesale jeanswear	$827.8	747.2	80.6	10.8%
Wholesale footwear and accessories	1,003.5	1,023.2	(19.7)	(1.9)
Retail	359.0	377.8	(18.8)	(5.0)
Licensing	48.2	48.4	(0.2)	(0.4)

Total revenues	$2,238.5	$2,196.6	$41.9	1.9%

Wholesale jeanswear revenues increased $80.6 million, primarily due to increased shipments of our Gloria Vanderbilt, l.e.i., Nine West Jeans, Jessica Simpson, Bandolino and private label product lines resulting from positive product performance of both replenishment and fashion product at the retail level across our key customers. This was slightly offset by decreased shipments of our Energie product line due to poor retail performance.

Wholesale footwear and accessories revenues decreased $19.7 million. Footwear revenues decreased $31.7 million, primarily due to decreased shipments of the following footwear lines: Enzo Angiolini, B Brian Atwood and Circa Joan & David resulting from poor product performance; Boutique 9, Joan & David, Jones New York, Rachel Rachel Roy and Gloria Vanderbilt resulting from our decision to exit the footwear category of these brands; Bandolino due to the exit of a program with a customer in the value channel; Mootsies Tootsies due to the decision of a retail customer to exit the brand in 2012 and Sam & Libby due to the sale of the trademark in August 2012. Our Nine West international business decreased primarily from decreased shipments to our licensees in Asia, Canada, United Arab Emirates, Central and South America and South Africa and the exit of our licensee in Russia and Poland. These decreases were partially offset by increased value channel sales of our Nine West and Anne Klein footwear lines, an increase in sales to internet retailers of our Nine West footwear line, increased sales of our Easy Spirit and Nine & Co footwear lines due to strong performance at retail, shipments of our Cloud 9 footwear lines, which launched in Fall 2012, increased shipments of product for our private label businesses, the wholesale launch of Kurt Geiger footwear in the United States in Fall 2013, and a full year of sales of the acquired Brian Atwood product line. Accessories revenues increased $12.0 million, primarily due to strong product performance of our Anne Klein and Nine West handbag lines, the launch of our B Brian Atwood handbags and our Nine West, Napier, Givenchy and Anne Klein jewelry lines resulting from positive product performance at the retail level. These increases were partially offset by a decrease in shipments of Nine & Co and Rachel Rachel Roy handbags resulting from our decision to exit this category for those brands.

Retail revenues decreased $18.8 million, primarily due to a net $19.7 million reduction related to our program to close underperforming locations and a 0.9% decrease in comparable store sales ($3.0 million), partially offset by $3.9 million in sales for new retail stores opened under the Kurt Geiger and Brian Atwood brands. We began the current period with 373 retail locations and had a net decrease of 69 locations to end the year with 304 locations. Our comparable e-commerce business sales increased 14.6% ($7.1 million) while our comparable footwear store sales decreased 3.5% ($10.1 million). Comparable stores are locations (including e-commerce sites) that have been open for a full year, are not scheduled to close in the current period and are not scheduled for a footprint expansion or downsize by more than 25% or relocation to a different street or mall.

Licensing revenues decreased $0.2 million, primarily due to decreased licensing revenue from termination of our licenses with licensees in Poland and Russia and the repurchase of a footwear license from one of our licensees in the fourth quarter of 2013.

Gross Profit. The gross profit margins were 30.7% and 30.6% in 2013 and 2012, respectively.

Wholesale jeanswear gross profit margins were 24.4% and 24.0% for 2013 and 2012, respectively. The increase was primarily due to the mix of products sold as well as improved margins for certain brands due to lower production costs and/or increased wholesale prices for certain brands.

Wholesale footwear and accessories gross profit margins were 26.5% and 26.0% for 2013 and 2012, respectively. The increase was primarily due to lower sourcing and agent costs resulting from the mix of licensees in our Nine West international business and the mix of products sold.

Retail gross profit margins were 47.2% and 47.4% for 2013 and 2012, respectively. The decrease was primarily due to the mix of products sold.

Selling, General and Administrative Expenses. SG&A expenses were $564.5 million and $574.1 million in 2013 and 2012, respectively.

Wholesale jeanswear SG&A expenses decreased $0.8 million, primarily due to a $4.0 million decrease in marketing and advertising expenses, a $1.1 million decrease in outside services due to lower fabric testing costs and a $0.4 million decrease in administrative expenses. These decreases were partially offset by a $2.5 million increase in compensation expense due to higher headcount to support revenue growth, a $0.8 million increase in royalties associated with the growth of the Jessica Simpson brand, a $0.7 million increase in distribution expenses driven by increased sales volume, and a $0.5 million increase in restricted stock amortization and $0.2 million of other net cost increases.

Wholesale footwear and accessories SG&A expenses decreased $25.2 million, primarily due to a net $16.6 million decrease in losses recorded related to future costs of leases on buildings we do not currently use, a $7.0 million reduction in compensation expenses (due to headcount reductions, the transfer of certain positions to our retail and licensing and other segments, as well as reduced pension expense), a $4.0 million net decrease in occupancy and depreciation expenses, a $2.1 million decrease in severance expense, a $1.8 million net decrease in advertising and marketing, a $1.2 million decrease in samples and $2.0 million of other net cost decreases. These decreases were partially offset by a $6.2 million decrease in support costs charged to other business units, a $2.6 million increase in administrative expenses and $0.7 million of expenses added as a result of the operating the Brian Atwood business for a full year.

Retail SG&A expenses increased $1.3 million, primarily due to a $6.0 million increase in operating costs for new retail stores opened under the Kurt Geiger and Brian Atwood brands, a $5.7 million increase in store-related asset impairment charges compared with the prior period, a $2.8 million increase in lease termination fees, $1.8 million due to the settlement of a legal matter, and $0.4 million in other net increases. These increases were partially offset by a net $10.2 million decrease in employee compensation and occupancy costs, a $4.0 million decrease in support costs from other business units and a $1.2 million loss on disposal of fixed assets in the prior year related to store closings.

SG&A expenses for the licensing and other segment increased $15.1 million, primarily due to a $4.8 million effect of unfavorable exchange rate differences between the U.S. Dollar and the British Pound and Canadian Dollar (primarily related to intercompany balances), a $4.5 million increase in corporate allocations from Jones, a $3.1 million gain on sale of a trademark in the prior year, $2.1 million increase in administrative expenses, $0.3 million decrease in advertising contribution payments from our licensees in 2013 and $0.3 million in other net increases.

Trademark and Goodwill Impairment Losses. As a result of our annual trademark impairment analyses, we recorded trademark impairment charges of $7.2 million and $17.9 million in 2013 and 2012, respectively, as a result of decreases in projected revenues for certain brands. As a result of our annual goodwill impairment analysis, we recorded goodwill impairment charges of $3.2 million in 2013. For more information, see “Goodwill and Other Intangible Assets” in Notes to Combined Financial Statements.

Operating Income. The resulting operating income for 2013 was $111.3 million, compared with $81.1 million for 2012, due to the factors described above.

Net Interest Expense. Net interest expense increased $5.9 million, primarily due to a $5.1 million increase resulting from the issuance of the additional $100.0 million of our 6.875% Senior Notes due 2019 (the “2019 Notes”) in September 2012, a $0.8 million increase from borrowings under our revolving credit facility and a $2.5 million reduction of interest income. These increases were partially offset by a net $2.3 million decrease in interest expense related to our interest rate swaps and cap and $0.2 million in other net decreases in the current period.

Provision for Income Taxes. The effective income tax rate was 50.4% and 52.4% for 2013 and 2012, respectively. The difference in tax rates is primarily due to a lesser impact of the foreign income tax differential on higher pre-tax income in 2013 compared with 2012.

Net Income. Net income was $27.1 million in 2013, compared with $15.4 million in 2012.

2012 Compared with 2011

Revenues. Total revenues for 2012 were $2.20 billion, compared with $2.19 billion for 2011, an increase of 0.3%. Revenues by segment were as follows:

(In millions)	2012	2011	Increase (Decrease)	Percent Change

Wholesale jeanswear	$747.2	776.9	(29.7)	(3.8%)
Wholesale footwear and accessories	1,023.2	939.4	83.8	8.9
Retail	377.8	421.3	(43.5)	(10.3)
Licensing	48.4	53.3	(4.9)	(9.2)

Total revenues	$2,196.6	$2,190.9	$5.7	0.3%

Wholesale jeanswear revenues decreased $29.7 million, primarily due to reduced shipments of our l.e.i. product line in the first half of 2012 (resulting from a challenging retail environment), our Gloria Vanderbilt and Erika product lines (resulting from the change in Penney’s retail strategy), our Grane product line (resulting from poor product performance at the retail level), our Bandolino product line (resulting from a change in retail strategy at Macy’s, Inc.) and our Energie product line (resulting from a continued challenging retail climate in the moderate junior zone and product assortment issues). These decreases were partially offset by increased shipments of our Nine West denim product line (resulting from additional club and special markets business) and our Jessica Simpson product line (resulting from positive product performance at the retail level and new product extensions).

Wholesale footwear and accessories revenues increased $83.8 million, primarily due to increased shipments of our Nine West and AK Anne Klein handbag and jewelry product lines (resulting from positive performance at the retail level and increase in our jewelry market share as a result of a competitor’s exit), the launch of our B Brian Atwood and Rachel Roy footwear product lines in fall 2011 and 2012, respectively, a $3.7 million increase in revenues from the acquired Brian Atwood business and increased shipments of our Easy Spirit, Nine West, Bandolino, Enzo Angiolini, Anne Klein and private label footwear product lines (all resulting from positive performance at the retail level). Sales in our Nine West international business increased $11.3 million, primarily due to increased sales in the Middle East, Turkey, and Canada. These increases were partially offset by reduced shipments of our Mootsies Tootsies and Boutique 9 footwear product lines (resulting from poor performance at the retail level) and by the conversion of our children’s footwear wholesale business to a licensed business, where we now receive royalties.

Retail revenues decreased $43.5 million. Revenue decreases were the result of a net $33.3 million reduction in revenues primarily related to operating fewer stores in 2012 and a 2.8% decrease in comparable store sales ($10.2 million). We began 2012 with 438 retail locations and had a net decrease of 65 locations to end the period with 373 locations. Our comparable e-commerce business sales decreased 9.7% ($5.2 million) and our comparable footwear store sales decreased 1.6% ($5.0 million).

Licensing and other revenues decreased $4.9 million due to decreased sales volume of our licensees in certain segments of our licensed business and the effect of the discontinuance of the Anne Klein New York label on our international licensees.

Gross Profit. The gross profit margins were 30.6% for both 2012 and 2011.

Wholesale jeanswear gross profit margins were 24.0% and 22.7% for 2012 and 2011, respectively. The increase was primarily due to the mix of products sold and improved inventory control.

Wholesale footwear and accessories gross profit margins were 26.0% and 25.7% for 2012 and 2011, respectively. The increase was primarily due to a higher amount of full-price sales in our jewelry business and the mix of products sold resulting from the Brian Atwood acquisition, partially offset by higher levels of markdown assistance in our jewelry product lines.

Retail gross profit margins were 47.4% and 47.6% for 2012 and 2011, respectively. The decrease was primarily due to the higher levels of promotional activity, partially offset by the mix of products sold resulting from the launch of the Kurt Geiger and Brian Atwood retail stores and lower freight costs.

Selling, General and Administrative Expenses. SG&A expenses were $574.1 million and $595.6 million in 2012 and 2011, respectively.

Wholesale jeanswear SG&A expenses increased $0.9 million, primarily due to a $5.2 million increase in advertising and marketing expenses and a $2.4 million increase in samples expense and $0.4 million in other net increases. These increases were partially offset by a $4.6 million decrease in distribution expenses resulting from a decrease in the number of units sold, a $1.7 million reduction in compensation expense resulting from a reduced headcount and a $0.8 million decrease in administrative expenses.

Wholesale footwear and accessories SG&A expenses increased $9.5 million, primarily due to a $5.7 million increase in lease liabilities on buildings we do not occupy, $4.6 million in operating costs added as a result of the acquisition of Brian Atwood (including $1.1 million in amortization of acquired intangible assets), a $3.0 million increase in marketing and advertising expenses, a $1.9 million increase in administrative expenses, a $1.7 million loss on the disposal of a fixed asset, a $0.5 million net decrease in costs provided to other business units and $0.6 million of other net cost increases. These increases were partially offset by a $5.7 million decrease in compensation and benefit expenses (resulting from both a reduced headcount and a reduction in pension-related expenses), a $2.0 million decrease in depreciation expense resulting from assets becoming fully depreciated and a $0.8 million decrease in employee severance expense.

Retail SG&A expenses decreased $15.6 million, primarily due to a $9.3 million reduction in occupancy and depreciation expenses and a $7.5 million reduction in salaries and benefits (both primarily due to operating fewer stores in 2012), a $8.0 million decrease in store-related impairment losses compared with the prior period, a $4.3 million decrease in costs for services provided by other supporting business units, a $1.5 million reduction in credit and debit card fees (resulting from lower sales and a reduction in rates charged by our banks), a $0.5 million reduction in advertising expenses. These decreases were partially offset by an increase in our outside services of $6.1 million, $4.3 million in operating costs related to the opening of the new Kurt Geiger and Brian Atwood retail locations, a $2.5 million lease liability adjustment in the prior period and a $1.9 million write-off of settled merchandise credits in the prior period and $0.7 million of other net increases.

SG&A expenses for the licensing and other segment decreased $16.3 million, primarily due to a $10.8 million change in foreign currency gains and losses between the U.S. Dollar and the British Pound and Canadian Dollar, primarily for intercompany balances, a $4.5 million decrease in corporate allocations from Jones, a $3.1 million gain on sale of a trademark and $0.9 million in other net decreases. These decreases are partially offset by a $2.6 million reduction in advertising contribution payments from our licensees in 2012 and $0.4 million related to a licensee who has filed for bankruptcy.

Trademark and Goodwill Impairment Losses. As a result of our annual trademark impairment analyses, we recorded trademark impairment charges of $17.9 million and $31.5 million in 2012 and 2011, respectively, as a result of decreases in projected revenues for certain brands. For more information, see “Goodwill and Other Intangible Assets” in Notes to Combined Financial Statements.

Operating Income. The resulting operating income for 2012 was $81.1 million, compared with $44.4 million for 2011, due to the factors described above.

Net Interest Expense. Net interest expense increased $3.4 million, resulting from a $5.6 million increase resulting from the issuance of our 2019 Notes in March 2011 and September 2012, partially offset by a $2.2 million decrease in expenses related to our secured revolving credit agreement.

Provision for Income Taxes. The effective income tax rate was 52.4% and 746.3% for 2012 and 2011, respectively. The difference in tax rates is primarily due to a lesser impact of permanent differences on a higher pre-tax income in 2012 compared with 2011.

Net Income (Loss). Net income was $15.4 million in 2012, compared with a net loss of $3.3 million in 2011.

Liquidity and Capital Resources

Our principal capital requirements have been for working capital needs, capital expenditures and cash distributions to affiliates. We have historically relied on internally generated funds, trade credit, bank borrowings and the issuance of notes to finance our operations and expansion. As of December 31, 2013, total cash and cash equivalents were $89.2 million, an increase of $4.1 million from the $85.1 million reported as of December 31, 2012.

We currently fund our operations primarily through cash generated by operating activities, and rely on our revolving credit facility for the issuance of letters of credit for the purchases of inventory and other business needs as well as for cash borrowings for general corporate purposes as needed.

Cash flows from operating activities provided $77.5 million in 2013, $85.8 million in 2012 and $47.9 million in 2011.

Net cash provided by operating activities decreased $8.3 million from 2012 to 2013, primarily due to changes in working capital. Accounts receivable decreased in 2013 compared with an increase in 2012 primarily due to the timing of wholesale shipments. Accounts payable decreased in 2013 compared with an increase in 2012 primarily due to the timing of payments. We also received $12.2 million from a lessor in 2012 to be used towards leasehold improvements to certain leased showrooms and offices.

Net cash provided by operating activities increased $37.9 million from 2011 to 2012, primarily due to changes in working capital and amounts due from affiliates. Accounts receivable increased in 2012 compared with a decrease in 2011, primarily due to increased sales near the end of 2012. Inventories increased in 2012 compared with a decrease in 2011, primarily due to projected revenue increases for early 2013 in some of our businesses. Accounts payable decreased in 2012 compared with an increase in 2011, primarily due to the timing of payments for inventory. We also received $12.2 million from lessors in 2012 to be used toward leasehold improvements to certain leased showrooms and offices.

Cash flows from investing activities used $44.2 million, $40.6 million and $137.8 million in 2013, 2012 and 2011, respectively.

Net cash used in investing activities in 2013 and 2012 funded the purchases of property and equipment for both periods and the acquisition of the additional equity interest in GRI in 2013. In 2012, we also received $5.0 million from the sale of a trademark, funded the acquisition of Brian Atwood and paid the remaining contingent consideration for the purchase of a previous equity interest in GRI. Net cash used in investing activities in 2011 included notes receivable issued related to the acquisition of Kurt Geiger as well as the purchases of property and equipment. Capital expenditures, which amounted to $32.6 million in 2013, are expected to be approximately $25 million to $30 million for 2014, primarily for computer systems and retail store and showroom construction and remodeling. Although many of the anticipated expenditures for 2014 are discretionary, we believe they are necessary to maintain consistent operating levels. We expect to fund the expenditures from cash generated by operations.

Cash flows from financing activities used $29.8 million in 2013, primarily for cash distributions to affiliates for payments of acquisition consideration liabilities.

Cash flows from financing activities used $156.2 million in 2012, primarily for cash distributions to affiliates for payments of acquisition consideration liabilities. These payments were partially offset by the issuance of additional 2019 Notes.

Cash flows from financing activities provided $122.9 million in 2011, primarily as the result of the initial issuance of the 2019 Notes. Uses of cash during this period were primarily for cash distributions to affiliates for payments of acquisition consideration liabilities.

In March 2011, we issued the 2019 Notes. Net proceeds were $293.4 million, of which $45.0 million was used to repay amounts then outstanding under our secured revolving credit agreement. In September 2012, we issued an additional $100.0 million of the

2019 Notes. Net proceeds (including a premium of $3.5 million) were $100.9 million, which will be used for general corporate purposes. These additional notes are being treated as a single series with, and have the same terms as and are fungible with, the previously-issued 2019 Notes.

We have a secured revolving credit agreement expiring on April 28, 2016 (the “Credit Facility”) with several lending institutions to borrow an aggregate principal amount of up to $650 million. The terms and conditions of our Credit Facility provide for, among other things: (1) a $350 million U.S. commitment which may be drawn by the U.S. borrowers as revolving loans in U.S. Dollars or letters of credit in Canadian Dollars, U.S. Dollars, or an “LC Alternative Currency” (namely Euros, sterling, or any other currency acceptable to the lenders); and (2) a $300 million international commitment which may be drawn by the U.S. borrowers or by any Canadian or European borrowers as revolving loans or letters of credit in Canadian Dollars, U.S. Dollars, or an LC Alternative Currency. Up to the entire amount of the Credit Facility is available for cash borrowings, with up to $350 million available for all letters of credit, and additional sublimits on letters of credit including (but not limited to) $50 million for standby letters of credit, $350 million for trade letters of credit, and $150 million for letters of credit under the U.S. commitment denominated in an LC Alternative Currency.

Borrowings under the Credit Facility may be used to refinance existing indebtedness, to make certain investments (including acquisitions, although these are subject to restrictions under the Merger Agreement until the effective time of the Merger or the termination of the Merger Agreement), and for general corporate purposes in the ordinary course of business. Such borrowings bear interest either based on the alternate base rate, as defined in the Credit Facility, or based on Eurocurrency rates, each with a margin that depends on the availability remaining under the Credit Facility. The Credit Facility contains customary events of default.

Availability under the Credit Facility is determined with reference to a borrowing base consisting of a percentage of eligible inventory, accounts receivable, credit card receivables and licensee receivables, minus reserves determined by the joint collateral agents. At December 31, 2013, we had no cash borrowings and $19.6 million of letters of credit outstanding, and our remaining availability was $387.2 million. If availability under the Credit Facility falls below a stated level, we will be required to comply with a minimum fixed charge coverage ratio. The Credit Facility also contains affirmative and negative covenants that, among other things, will limit or restrict our ability to (1) incur indebtedness, (2) create liens, (3) merge, consolidate, liquidate or dissolve, (4) make investments (including acquisitions), loans or advances, (5) sell assets, (6) enter into sale and leaseback transactions, (7) enter into swap agreements, (8) make certain restricted payments (including dividends and other payments in respect of capital stock), (9) enter into transactions with affiliates, (10) enter into restrictive agreements, and (11) amend material documents. The Credit Facility is secured by a first priority lien on substantially all of our personal property.

Sycamore has informed us that, in connection with the financing of the Merger and the other transactions contemplated by the Merger Agreement, it currently intends: (i) to optionally redeem and discharge in full as of the effective time of the Merger our 5.125% Senior Notes due 2014; (ii) to conduct and consummate as of the effective time of the Merger the required change of control offer for our 6.875% Senior Notes due 2019 at the required offer price of 101% under the indenture governing such notes; and (iii) for all our 6.125% Senior Notes due 2034 to remain outstanding obligations following the effective time of the Merger.

On June 18, 2013, Moody’s Investors Service lowered our Corporate Family Rating to Ba3 from Ba2 and the ratings assigned to our senior unsecured notes to B1 from Ba3.

We recorded a net pension gain of $10.8 million in 2013 to other comprehensive income resulting primarily from investment gains and increasing the discount rate used to determine projected pension benefits and investment losses. We recorded net pension expenses of $0.8 million and $10.9 million in 2012 and 2011, respectively, to other comprehensive income resulting primarily from the lowering of the discount rate used to determine projected pension benefits and investment losses. Our pension and postretirement plans are currently underfunded by a total of $9.0 million. As the benefits under our defined benefit pension plans are frozen with respect to service credits, the effects on future pension expense are not anticipated to be material to our results of operations or to our liquidity. We contributed $4.8 million, $4.4 million and $5.2 million to our defined benefit plans in 2013, 2012 and 2011, respectively. We expect to contribute $4.8 million to our defined benefit plans in 2014.

Economic Outlook

The uncertain economic and political environments have resulted in fluctuating consumer confidence. Fluctuating energy, gasoline and other prices are impacting consumers’ discretionary income. This may lead to reduced consumer spending, which could affect our net sales and our future profitability.

Reduced consumer spending, combined with rising costs related to changes in foreign exchange rates, increasing labor costs (primarily in Asia), commodity prices and increasing transportation costs, may reduce our gross profit margins from present levels. We may be limited in our ability to compensate for a loss of revenues or increase our selling prices to offset rising costs. Should the consumer not accept higher retail prices for our products, these rising costs would have a material adverse effect on our business.

Our products are manufactured in many foreign countries, including China. Due to the current and expected future economic relationship between the United States and China, we may experience increased risk related to changes in foreign currency exchange rates should China allow the Yuan to continue to rise in value against the Dollar. Should unfavorable movements in foreign exchange rates occur, increased production costs for our goods manufactured in China could result.

When adverse economic conditions exist in the United States or abroad, we may experience increased risk related to the collectibility of our accounts receivable, and we may increase our provision for doubtful accounts in the future should any of our wholesale customers, international distributors or licensees experience significant financial difficulties. If such conditions lead to defaults that are individually or cumulatively significant, we could experience a material adverse impact on our financial condition, results of operations and/or liquidity. A significant portion of our international wholesale business involves sales to a small number of distributors and licensees, which increases our accounts receivable risk in these areas.

The economic turmoil in the credit markets over the past several years and the negative effects of the economic environment on our business may negatively impact our ability to borrow funds in the future. However, we believe that available cash and cash equivalents, funds generated by operations and the Credit Facility will provide the financial resources sufficient to meet our foreseeable working capital and capital expenditure requirements and fund our contractual obligations and our acquisition liabilities and commitments. Although there can be no assurances, we believe that the participating banks will be willing and able to loan funds to us in accordance with their legal obligations under the Credit Facility.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements within the meaning of SEC Regulation S-K Item 303(a)(4).

Contractual Obligations and Contingent Liabilities and Commitments

The following is a summary of our significant contractual obligations for the periods indicated that existed as of December 31, 2013, and, except for purchase obligations, employment contracts and other long-term liabilities, is based on information appearing in the Notes to Combined Financial Statements (amounts in millions).

	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years

Long-term debt	$910.3	$250.0	$10.3	$—	$650.0
Interest on long-term debt	475.2	54.5	86.3	85.6	248.8
Capital lease obligations	28.4	3.7	7.4	6.9	10.4
Operating lease obligations (1)	577.2	75.6	156.6	84.8	260.2
Purchase obligations (2)	345.8	345.4	0.4	—	—
Minimum royalty payments (3)	5.2	4.2	1.0	—	—
Employment contracts	51.9	25.7	24.5	1.5	0.2
Capital expenditure commitments	5.0	5.0	—	—	—
Deferred compensation	9.1	9.1	—	—	—
Other long-term liabilities (4)	60.7	1.0	29.5	3.5	26.7

Total contractual obligations	$2,468.8	$774.2	$316.0	$182.3	$1,196.3

(1)	Future rental commitments for leases have not been reduced by minimum non-cancelable sublease income aggregating $149.9 million.
(2)	Includes outstanding trade letters of credit of $2.4 million, which primarily represent inventory purchase commitments which typically mature in two to six months and excludes $4.0 million of standby letters of credit, which are not intended to be drawn upon and for which we cannot make reasonably reliable estimates of the timing and amounts (if any) to be paid.
(3)	Under exclusive licenses to manufacture certain items under trademarks not owned by us pursuant to various license agreements, we are obligated to pay the licensors a percentage of our net sales of these licensed products, subject to minimum scheduled royalty and advertising payments.
(4)	Consists primarily of deferred rent and pension and postretirement liabilities. Long-term pension and postretirement liabilities, which total $8.7 million, are reported under the more than five years column, as we cannot make reasonably reliable estimates of the timing and amounts to be paid. We plan to contribute $4.8 million to our defined benefit plans in 2014. Liabilities related to our interest rate swaps, which total $1.6 million, are reported under the more than five years column based on their original maturity dates in 2019. These swaps were terminated in February 2014.

New Accounting Standards

In March 2013, the FASB issued ASU 2013-05, “Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity.” ASU 2013-05 requires an entity to release any related cumulative translation adjustment into net income when it ceases to have a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided. For an equity method investment that is a foreign entity, a pro rata portion of the cumulative translation adjustment should be released into net income upon a partial sale of such an equity method investment. Additionally, the amendments clarify that the sale of an investment in a foreign entity includes both (1) events that result in the loss of a controlling financial interest in a foreign entity (that is, irrespective of any retained investment) and (2) events that result in an acquirer obtaining control of an acquiree in which it held an equity interest immediately before the acquisition date (sometimes also referred to as a step acquisition). Accordingly, the cumulative translation adjustment should be released into net income upon the occurrence of those events. For public entities, the amendments are effective prospectively for fiscal years (and interim reporting periods within those years) beginning after December 15, 2013. Early adoption is permitted. If an entity elects to early adopt the amendments, it should apply them as of the beginning of the entity’s fiscal year of adoption. The adoption of ASU 2013-05 will not have a material impact on our results of operations or our financial position.

In July 2013, the FASB issued ASU 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” ASU 2013-11 requires an entity to present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows.

To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The amendments in this Update are effective for fiscal years (and interim periods within those years) beginning after December 15, 2013. The adoption of ASU 2013-11 will not have a material impact on our results of operations or our financial position.

Tel: 212-885-8000	100 Park Ave
Fax: 212-697-1299	New York, NY 10017
www.bdo.com

Independent Auditor’s Report

Board of Directors

The Jones Group Inc.

New York, New York

We have audited the accompanying combined financial statements of Jones Footwear and Jeanswear (which is comprised of the wholesale footwear, accessories and jeanswear businesses of The Jones Group Inc., see Summary of Accounting Policies-Basis of Presentation) which comprise the combined balance sheets as of December 31, 2013 and 2012 and the related combined statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the three years in the period ended December 31, 2013 and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Jones Footwear and Jeanswear as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2013 in accordance with accounting principles generally accepted in the United States.

New York, New York
February 18, 2014

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

JONES FOOTWEAR AND JEANSWEAR

COMBINED BALANCE SHEETS

(ALL AMOUNTS IN MILLIONS)

December 31,	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$89.2	$85.1
Accounts receivable	228.6	258.1
Inventories, primarily finished goods	302.6	287.0
Prepaid and refundable income taxes	2.6	—
Deferred taxes	18.6	16.0
Prepaid expenses and other current assets	31.2	25.9

Total current assets	672.8	672.1

Property, plant and equipment, at cost, less accumulated depreciation and amortization	144.3	164.7
Goodwill	—	3.2
Other intangibles, less accumulated amortization	397.5	404.9
Investment in unconsolidated affiliate	55.9	38.6
Notes receivable	93.3	95.2
Other assets	53.2	67.1

Total assets	$1,417.0	$1,445.8

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$256.6	$2.0
Accounts payable	162.1	174.2
Income taxes payable	—	1.0
Accrued employee compensation and benefits	27.9	28.3
Accrued expenses and other current liabilities	62.0	67.4

Total current liabilities	508.6	272.9
Long-term debt	673.4	934.4
Obligations under capital leases	19.1	21.3
Deferred taxes	56.8	30.7
Other	60.7	81.2

Total liabilities	1,318.6	1,340.5

Commitments and contingencies	—	—

Redeemable noncontrolling interest	0.2	0.6

Equity:
Divisional equity	117.2	132.8
Accumulated other comprehensive loss	(19.1)	(28.8)

Total Jones Footwear and Jeanswear equity	98.1	104.0
Noncontrolling interest	0.1	0.7

Total equity	98.2	104.7

Total liabilities and equity	$1,417.0	$1,445.8

See accompanying notes to combined financial statements

JONES FOOTWEAR AND JEANSWEAR

COMBINED STATEMENTS OF OPERATIONS

(ALL AMOUNTS IN MILLIONS)

Year Ended December 31,	2013	2012	2011

Net sales	$2,189.3	$2,147.3	$2,136.7
Licensing income	48.2	48.4	53.3
Other revenues	1.0	0.9	0.9

Total revenues	2,238.5	2,196.6	2,190.9
Cost of goods sold	1,552.3	1,523.5	1,519.4

Gross profit	686.2	673.1	671.5
Selling, general and administrative expenses	564.5	574.1	595.6
Goodwill impairment	3.2	—	—
Trademark impairments	7.2	17.9	31.5

Operating income	111.3	81.1	44.4
Interest income	3.8	6.3	6.2
Interest expense and financing costs	60.9	57.5	54.0
Equity in income of unconsolidated affiliate	0.6	2.5	3.9

Income before provision for income taxes	54.8	32.4	0.5
Provision for income taxes	27.7	17.0	3.8

Net income (loss)	27.1	15.4	(3.3)
Less: (loss) income attributable to noncontrolling interest	(1.1)	0.1	—

Income (loss) attributable to Jones Footwear and Jeanswear	$28.2	$15.3	$(3.3)

See accompanying notes to combined financial statements

JONES FOOTWEAR AND JEANSWEAR

COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(ALL AMOUNTS IN MILLIONS)

Year Ended December 31,	2013	2012	2011

Net income (loss)	$27.1	$15.4	$(3.3)

Other comprehensive income (loss):
Pension and postretirement liability adjustments, net of $(4.3), $0.9 and $3.9 tax (provision) benefit	6.7	(0.1)	(7.1)
Foreign currency translation adjustments	3.0	(1.1)	1.5

Total other comprehensive income (loss)	9.7	(1.2)	(5.6)

Comprehensive income (loss)	$36.8	$14.2	$(8.9)

See accompanying notes to combined financial statements

JONES FOOTWEAR AND JEANSWEAR

COMBINED STATEMENTS OF CHANGES IN EQUITY AND REDEEMABLE NONCONTROLLING INTEREST

(ALL AMOUNTS IN MILLIONS)

	Total equity	Divisional equity	Accumulated other comprehensive loss	Noncontrolling interest		Redeemable noncontrolling interest
Balance, January 1, 2011	$602.9	$624.9	$(22.0)	$		$—

Year ended December 31, 2011:					—
Comprehensive loss	(8.9)	(3.3)	(5.6)		—	—
Changes in amounts due from affiliates	(242.3)	(242.3)	—		—	—

Balance, December 31, 2011	351.7	379.3	(27.6)		—	—

Year ended December 31, 2012:
Comprehensive income (loss)	14.2	15.3	(1.2)		0.1	—
Changes in amounts due from affiliates	(261.8)	(261.8)	—		—	—
Acquisition of Brian Atwood	0.6	—	—		0.6	0.6

Balance, December 31, 2012	104.7	132.8	(28.8)		0.7	0.6

Year ended December 31, 2013:
Comprehensive income (loss)	37.3	28.2	9.7		(0.6)	(0.5)
Changes in amounts due from affiliates	(43.7)	(43.7)	—		—	—
Adjust redeemable noncontrolling interest to redemption value	(0.1)	(0.1)	—		—	0.1

Balance, December 31, 2013	$98.2	$117.2	$(19.1)		$0.1	$0.2

See accompanying notes to combined financial statements

JONES FOOTWEAR AND JEANSWEAR

COMBINED STATEMENTS OF CASH FLOWS

(ALL AMOUNTS IN MILLIONS)

Year Ended December 31,	2013	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$27.1	$15.4	$(3.3)

Adjustments to reconcile net income (loss) to net cash provided by operating activities, net of acquisitions:
Amortization of employee stock options and restricted stock	8.1	7.0	6.5
Depreciation and other amortization	45.1	46.8	50.9
Depreciation and other amortization included in allocations to affiliates	(8.4)	(8.5)	(8.0)
Noncash net royalty income from affiliates	(7.7)	(5.2)	(8.8)
Goodwill impairment	3.2	—	—
Trademark impairments	7.2	17.9	31.5
Other impairment losses	7.3	0.8	9.0
Equity in income of unconsolidated affiliate	(0.6)	(2.5)	(3.9)
Provision for losses on accounts receivable	0.1	0.1	0.5
Deferred taxes	19.2	5.6	(2.0)
Fair value adjustments related to interest rate swaps and cap	1.1	1.5	2.1
Write-off of deferred financing fees	—	—	1.9
Gain on sale of trademark	—	(3.1)	—
Other items, net	3.4	(0.7)	6.3
Changes in operating assets and liabilities:
Accounts receivable	29.3	(36.4)	22.2
Amounts due from affiliates	(9.5)	0.3	(80.0)
Inventories	(15.7)	(11.0)	34.4
Prepaid expenses and other current assets	(5.2)	(5.1)	(1.1)
Accounts payable	(12.1)	30.9	(8.1)
Income taxes payable/prepaid income taxes	(3.9)	2.8	(1.4)
Accrued expenses and other current liabilities	(3.6)	8.0	(11.7)
Other assets and liabilities	(6.8)	21.2	10.9

Total adjustments	50.5	70.4	51.2

Net cash provided by operating activities	77.6	85.8	47.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of Brian Atwood, net of cash acquired	(0.5)	(4.4)	—
Contingent consideration paid related to investment in GRI Group Limited	—	(3.5)	—
Acquisition of additional equity interest in GRI Group Limited	(14.7)	—	—
Capital expenditures	(32.6)	(42.6)	(35.9)
Notes receivable issued	(6.1)	—	(106.8)
Principal payments received on notes receivable	9.9	4.8	4.8
Proceeds from sale of trademark	—	5.0	—
Other items, net	(0.2)	0.1	0.1

Net cash used in investing activities	(44.2)	(40.6)	(137.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of 6.875% Senior Notes due 2019	—	103.5	300.0
Debt issuance costs	—	(2.5)	(6.6)
Costs related to secured revolving credit agreement	(0.3)	(0.3)	(3.4)
Cash distributed to affiliates for acquisition-related payments	(27.5)	(255.0)	(165.4)
Principal payments on capital leases	(2.0)	(1.9)	(1.7)

Net cash (used in) provided by financing activities	(29.8)	(156.2)	122.9

EFFECT OF EXCHANGE RATES ON CASH	0.5	(0.2)	(0.2)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4.1	(111.2)	32.8

CASH AND CASH EQUIVALENTS, BEGINNING	85.1	196.3	163.5

CASH AND CASH EQUIVALENTS, ENDING	$89.2	$85.1	$196.3

See accompanying notes to combined financial statements

JONES FOOTWEAR AND JEANSWEAR

NOTES TO COMBINED FINANCIAL STATEMENTS

SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation

On December 19, 2013, The Jones Group Inc. (“Jones”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the acquisition of Jones by an affiliate of Sycamore Partners, L.P. and Sycamore Partners A, L.P. (“Sycamore”). Under the terms of the Merger Agreement, which was unanimously approved by Jones’ Board of Directors, Sycamore will acquire all of the outstanding shares of Jones common stock for $15.00 per share in cash. The transaction, which is structured as a one-step merger with Jones as the surviving corporation (the “Merger”), is subject to customary closing conditions, including receipt of regulatory approvals and the approval of the holders of a majority of Jones’ outstanding shares.

Concurrently with the signing of the Merger Agreement, Sycamore entered into separate purchase agreements with certain of its affiliates which provide for the transfer of ownership of certain lines of Jones’ business to separate controlled affiliates of Sycamore upon completion of the Merger, resulting in four separately operated businesses: (i) the wholesale footwear, accessories and jeanswear businesses (“Jones Footwear and Jeanswear” or “JFJ”), which includes the Nine West international wholesale footwear business; (ii) the domestic and international apparel business (“Jones Apparel”); (iii) the Stuart Weitzman business (“Stuart Weitzman”); and the Kurt Geiger business (“Kurt Geiger”).

These combined financial statements include the combined accounts of JFJ (also referred to as “our,” “us” and “we”) on a basis equivalent to the structure of the business after the completion of the Merger. All intercompany balances and transactions between our components have been eliminated. The results of operations of acquired companies are included in our operating results from the respective dates of acquisition. As JFJ represents only a portion of Jones, and will be a private company subsequent to the completion of the Merger, earnings per share and information regarding equity in subsidiaries relating to Jones Apparel, Stuart Weitzman and Kurt Geiger are not presented.

Amounts due from or to Jones, Jones Apparel and Stuart Weitzman are not intended to be settled in cash; therefore, they are reported as part of divisional equity. Under the cash management structure of Jones, domestic daily cash balances are routinely transferred to or from a centralized cash management function of JFJ. These net cash movements are reported as operating cash flows in the statement of cash flows.

We design, contract for the manufacture of and market a broad range of women’s jeanswear, footwear and accessories. We sell our products through a broad array of distribution channels, including better specialty and department stores and mass merchandisers, primarily in the United States. We also operate our own network of retail and factory outlet stores and e-commerce web sites. In addition, we license the use of several of our brand names to select manufacturers and distributors of women’s and men’s apparel and accessories worldwide. We also have a 34.25% interest in GRI Group Limited (“GRI”), which is accounted for under the equity method of accounting.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Credit Risk

Financial instruments which potentially subject us to concentration of credit risk consist principally of cash investments and accounts receivable. We place our cash and cash equivalents in investment-grade, highly-liquid U.S. government agency and corporate money market accounts. We perform ongoing credit evaluations of our customers’ financial condition and, generally, require no collateral from our customers. The allowance for non-collection of accounts receivable is based upon the expected collectibility of all accounts receivable.

Derivative Financial Instruments

Our primary objectives for holding derivative financial instruments are to manage foreign currency and interest rate risks. We do not use financial instruments for trading or other speculative purposes. We have historically used derivative financial instruments to hedge the fair value of recognized assets or liabilities (a “fair value” hedge). Our strategies related to derivative financial instruments have been:

•	the use of foreign currency forward contracts to hedge a portion of anticipated repayments of intercompany debt (primarily between the U.S. Dollar and the British Pound); and

•	the use of interest rate swaps and caps to effectively convert a portion of our outstanding fixed-rate debt to variable-rate debt to take advantage of lower interest rates.

Our interest rate swaps have been highly effective based on regression analyses (our interest rate cap agreement and foreign currency forward contracts relating to intercompany repayments have not been designated as hedges). On the date a qualifying derivative contract is entered into, we designate the derivative as a fair value hedge. Changes in derivative fair values that are designated as fair value hedges are recognized in earnings as offsets to the changes in fair value of the related hedged assets and liabilities. Changes in derivative fair values that have not been designated as hedges are recorded as SG&A expenses. Any ineffective portion of a hedging derivative’s change in fair value will be immediately recognized in interest expense for interest rate swap contracts. Differentials to be paid or received under interest rate swap contracts and changes in the fair value of interest rate cap contracts are recorded as adjustments to interest expense. Gains or losses generated from the early termination of interest rate swap contracts are amortized over the remaining terms of the contracts as adjustments to interest expense. The fair values of the derivatives, which are based on observable inputs such as yield curves or foreign exchange spot rates, are reported as other current assets, other assets, accrued expenses and other current liabilities or other noncurrent liabilities, as appropriate.

Accounts Receivable

Accounts receivable are reported at amounts we expect to be collected, net of trade discounts and deductions for co-op advertising arrangements with our customers, allowances we provide to our retail customers to effectively flow goods through the retail channels, an allowance for potential non-collection due to the financial position of our customers and credit card accounts, and an allowance for estimated sales returns.

Inventories and Cost of Sales

Inventories are valued at the lower of cost or market. Inventory values are determined using the weighted average cost method. We reduce the carrying cost of inventories for obsolete or slow moving items as necessary to properly reflect inventory value. The cost elements included in inventory consist of all direct costs of merchandise (net of purchase discounts and vendor allowances), overhead (primarily design and production costs), inbound freight and merchandise acquisition costs such as commissions and import fees.

Cost of sales includes the inventory cost elements listed above as well as warehouse outbound freight, merchandise freight between our distribution centers and retail locations and realized gains or losses on foreign currency forward contracts associated with inventory purchases. Our cost of sales may not be comparable to those of other entities, since some entities include all of the costs associated with their distribution functions in cost of sales while we include these costs in SG&A expenses. Distribution costs included in SG&A expenses for 2013, 2012 and 2011 were $52.6 million, $51.3 million and $54.9 million, respectively.

Property, Plant, Equipment and Depreciation and Amortization

Property, plant and equipment are recorded at cost. Depreciation and amortization are computed by the straight-line method over the estimated useful lives of the assets. Leasehold improvements recorded at the inception of a lease are amortized using the straight-line method over the life of the lease or the useful life of the improvement, whichever is shorter; for improvements made during the lease term, the amortization period is the shorter of the useful life or the remaining lease term (including any renewal periods that are deemed to be reasonably assured). Property under capital leases is amortized over the lives of the respective leases or the estimated useful lives of the assets, whichever is shorter.

Operating Leases

Total rent payments under operating leases that include scheduled payment increases and rent holidays are amortized on a straight-line basis over the term of the lease. Rent expense on our buildings and retail stores is classified as an SG&A expense and, for certain stores, includes contingent rents that are based on a percentage of retail sales over stated levels. Landlord allowances are amortized by the straight-line method over the term of the lease as a reduction of rent expense.

Goodwill and Other Intangibles

Goodwill represents the excess of purchase price over the fair value of net assets acquired in business combinations accounted for under the purchase method of accounting. We test at least annually our goodwill and other intangibles without determinable lives (primarily tradenames and trademarks) for impairment through the use of discounted cash flow models. Other intangibles with determinable lives, including license agreements, are amortized over the estimated useful lives of the assets (currently ranging from 1.4 to 20 years).

Foreign Currency Translation

The financial statements of foreign subsidiaries are translated into U.S. Dollars in accordance with ASC Section 830, “Foreign Currency Matters.” Where the functional currency of a foreign subsidiary is its local currency, balance sheet accounts are translated at the current exchange rate and income statement items are translated at the average exchange rate for the period. Gains and losses resulting from translation are accumulated in a separate component of stockholders’ equity. Gains and losses on transactions denominated and settled in a foreign currency are reflected in the combined statements of operations. Net foreign currency gains (losses) included in operations were $(0.1) million, $4.7 million and $(6.5) million in 2013, 2012 and 2011, respectively.

Defined Benefit Plans

Our funding policy is to contribute at least the minimum amount to meet the funding ratio requirements of the Pension Protection Act.

Revenue Recognition

Wholesale sales are recognized either when products are shipped or, in certain situations, upon acceptance by the customer. Retail sales are recorded at the time of register receipt. Allowances for estimated returns are provided when sales are recorded primarily by reducing revenues for the total revenues related to estimated returns, with an offsetting reduction to cost of sales for the cost of the estimated returns. Sales taxes collected from retail customers are excluded from reported revenues. Licensing income is recognized based on the higher of contractual minimums or sales of licensed products realized by our licensees.

Shipping and Handling Costs

Shipping and handling costs billed to customers are recorded as revenue. Freight costs associated with shipping goods to customers are recorded as a cost of sales.

Advertising Expense

We record national advertising campaign costs as an expense when the advertising first takes place and we expense advertising production costs as incurred, net of reimbursements for cooperative advertising. Net advertising expense was $36.0 million, $41.3 million and $29.3 million in 2013, 2012 and 2011, respectively, net of co-operative advertising reimbursements of $6.9 million, $7.2 million and $9.8 million, respectively.

Income Taxes

We use the asset and liability method of accounting for income taxes. Current tax assets and liabilities are recognized for the estimated Federal, foreign, state and local income taxes payable or refundable on the tax returns for the current year. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred income tax provisions are based on the changes to the respective assets and liabilities from period to period. Valuation allowances are recorded to reduce deferred tax assets when uncertainty regarding their realizability exists.

Our taxable income has been included in the consolidated federal, state and foreign income tax returns of Jones or its affiliates. For purposes of these financial statements, income taxes have been recognized on a separate return basis.

Restricted Stock

Compensation cost for restricted stock of Jones that vests based upon the passage of time or on the achievement of a performance condition is measured as the excess, if any, of the quoted market price of our stock at the date the common stock is granted over the amount the employee must pay to acquire the stock (which is generally zero). Compensation cost for restricted stock that vests upon the achievement of a performance condition is also based upon the probability that the performance condition will be satisfied. Compensation cost for restricted stock that vests based upon the achievement of a market condition is determined based on a Monte Carlo valuation model and is recognized regardless of whether or not the market condition is satisfied.

Compensation cost, net of projected forfeitures, is recognized over the period between the issue date and the date any restrictions lapse, with compensation cost for grants with a graded vesting schedule recognized on a straight-line basis over the requisite service period for the total award.

Long-Lived Assets

We review certain long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In that regard, we assess the recoverability of such assets based upon estimated non-discounted cash flow forecasts. If an asset impairment is identified, the asset is written down to fair value based on discounted cash flow or other fair value measures.

Cash Equivalents

We consider all highly liquid short-term investments to be cash equivalents.

Noncontrolling Interests

For our combined subsidiaries that are not wholly-owned, we allocate earnings and losses to the noncontrolling interests based on their ownership percentage. For redeemable noncontrolling interests, the amounts reported on the balance sheet represent the higher of the carrying amount or the redemption value.

New Accounting Standards

In March 2013, the FASB issued ASU 2013-05, “Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity.” ASU 2013-05 requires an entity to release any related cumulative translation adjustment into net income when it ceases to have a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided. For an equity method investment that is a foreign entity, a pro rata portion of the cumulative translation adjustment should be released into net income upon a partial sale of such an equity method investment. Additionally, the amendments clarify that the sale of an investment in a foreign entity includes both (1) events that result in the loss of a controlling financial interest in a foreign entity (that is, irrespective of any retained investment) and (2) events that result in an acquirer obtaining control of an acquiree in which it held an equity interest immediately before the acquisition date (sometimes also referred to as a step acquisition). Accordingly, the cumulative translation adjustment should be released into net income upon the occurrence of those events. For public entities, the amendments are effective prospectively for fiscal years (and interim reporting periods within those years) beginning after December 15, 2013. Early adoption is permitted. If an entity elects to early adopt the amendments, it should apply them as of the beginning of the entity’s fiscal year of adoption. The adoption of ASU 2013-05 will not have a material impact on our results of operations or our financial position.

In July 2013, the FASB issued ASU 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” ASU 2013-11 requires an entity to present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The amendments in this Update are effective for fiscal years (and interim periods within those years) beginning after December 15, 2013. The adoption of ASU 2013-11 will not have a material impact on our results of operations or our financial position.

ACQUISITIONS

Brian Atwood

On July 2, 2012, we acquired an 80% interest in Brian Atwood-related intellectual property (the “intellectual property”) from BA Holding Group, Inc., BKA International, Inc. and Brian Atwood, we acquired 100% of the equity interests in Atwood Italia S.r.l., and we acquired certain assets and assumed certain liabilities of Brian Atwood, Ltd. (collectively, “Brian Atwood”). The purchase price was $5.5 million, of which $5.0 million was paid in 2012 and $0.5 million was paid in 2013.

The remaining 20% interest in the intellectual property was recorded as a noncontrolling interest, with the fair value based on projected cash flows related to that property. Brian Atwood has the right, under certain conditions, to require us to purchase a portion of his noncontrolling ownership interest at a predetermined multiple of the previous year’s distributable cash flows generated by the intellectual property.

We pursued the acquisition of Brian Atwood to increase our international presence and further extend our reach into the designer footwear business. Brian Atwood’s luxury wholesale footwear business is reported in our wholesale footwear and accessories segment.

The following table summarizes the fair values of the assets acquired and liabilities assumed from Brian Atwood on July 2, 2012.

(In millions)	Weighted-average amortization life (in months)	Fair Value

Cash		$0.6
Accounts receivable		0.5
Other current assets		0.4
Property, plant and equipment		0.1
Intangible assets:
Trademarks	240	7.5
Goodwill		3.2
Customer relationships	6	0.4
Order backlog	3	0.7

Total assets acquired		13.4

Accounts payable		1.7
Notes payable		2.8
Other current liabilities		1.8
Deferred taxes		0.3
Other long-term liabilities		0.1

Total liabilities assumed		6.7

Fair value of noncontrolling interest		1.2

Total purchase price		$5.5

The gross contractual accounts receivable acquired from Brian Atwood was $0.5 million.

The fair values of the acquired intangibles were determined using discounted cash flow models using a discount factor based on an estimated risk-adjusted weighted average cost of capital. The customer relationships were valued using a “with and without” model, the trademarks using a relief-from-royalty model and the order backlog using multi-period excess earnings model.

The acquisition resulted in the recognition of $3.2 million of goodwill, which will not be deductible for tax purposes. Goodwill largely consists of expected synergies resulting from the leveraging of the combined networks of partners, infrastructure and customer relationships to expand product distribution worldwide, as well as the acquired assembled workforce, which does not qualify as an amortizable intangible asset, and the potential for both product extensions, such as apparel, and the introduction of Brian Atwood retail locations. The goodwill has been assigned to our wholesale footwear and accessories segment. In 2013, we determined this goodwill was fully impaired – see “Goodwill and Other Intangible Assets.”

EQUITY METHOD INVESTMENTS

On June 20, 2008, we acquired a 10% equity interest in GRI Group Limited (“GRI”), an international accessories and apparel brand management and retail-distribution network, for $20.2 million. On June 24, 2009, we increased our equity interest to 25% for an additional $15.2 million. The selling shareholders of GRI were entitled to receive an additional cash payment equaling 60% of the amount of GRI’s fiscal year 2011 net income that exceeded a certain threshold, and on June 21, 2012, we made a cash payment to them of $3.5 million in satisfaction of the obligation. On August 30, 2013, we increased our equity interest to 34.25% for an additional $14.7 million. GRI is the exclusive licensee of several of our brands in Asia, including Nine West, Anne Klein, AK Anne Klein, Easy Spirit, Enzo Angiolini and Joan & David. GRI also distributes other women’s apparel, shoes and accessory brands not owned by us. See “Accounts Receivable and Significant Customers” for additional information regarding GRI.

ACCOUNTS RECEIVABLE AND SIGNIFICANT CUSTOMERS

Accounts receivable consist of the following:

December 31,	2013	2012
(In millions)

Trade accounts receivable	$245.1	$271.7
Allowances for doubtful accounts, returns, discounts and co-op advertising	(16.5)	(13.6)

	$228.6	$258.1

A significant portion of our sales are to retailers throughout the United States and Canada. We have significant customers in our wholesale jeanswear and wholesale footwear and accessories operating segments. Macy’s, Inc. accounted for approximately 15%, 16% and 15% of combined gross revenues for 2013, 2012 and 2011, respectively and Wal-Mart, Inc. accounted for approximately 10% of combined gross revenues for 2013. Sales to Wal-Mart, Inc. were not significant in 2012 and 2011. Macy’s Inc. accounted for approximately 13% and 15% of accounts receivable at December 31, 2013 and 2012, respectively, and Wal-Mart, Inc. accounted for approximately 13% and 14% of accounts receivable at December 31, 2013 and 2012, respectively.

Due to our 34.25% ownership interest in GRI, GRI is deemed to be a related party. Included in accounts receivable are amounts due from GRI in the amount of $16.4 million and $15.2 million at December 31, 2013 and 2012, respectively. Net revenues from GRI amounted to $52.2 million, $62.5 million and $62.3 million for 2013, 2012 and 2011, respectively.

ACCRUED RESTRUCTURING COSTS

Jewelry

During 2009, we decided to discontinue the domestic manufacturing, product development and sourcing activities of our jewelry business, and during 2010 we announced the closing of our jewelry distribution center. We accrued $1.0 million of termination benefits and associated employee costs during 2010 related to both decisions. During 2011, 2012 and 2013, we recorded $0.1 million, $0.4 million and $0.1 million, respectively, of lease obligation costs relating to closed facilities. These costs are reported as SG&A expenses in the wholesale footwear and accessories segment.

The details of the jewelry restructuring accruals are as follows:

(In millions)	One-time termination benefits	Lease obligations	Total jewelry restructuring
Balance, December 31, 2010	$1.3	$2.3	$3.6
Additions	—	0.1	0.1
Payments and reductions	(1.3)	(0.9)	(2.2)

Balance, December 31, 2011	—	1.5	1.5
Additions	—	0.4	0.4
Payments and reductions	—	(0.5)	(0.5)

Balance, December 31, 2012	—	1.4	1.4
Additions	—	0.1	0.1
Payments and reductions	—	(0.5)	(0.5)

Balance, December 31, 2013	$—	$1.0	$1.0

The net accrual of $1.4 million at December 31, 2012 is reported as $0.4 million of accrued expenses and other current liabilities and $1.0 million of other noncurrent liabilities. The net accrual of $1.0 million at December 31, 2013 is reported as $0.4 million of accrued expenses and other current liabilities and $0.6 million of other noncurrent liabilities.

Texas Warehouse

On December 1, 2009, we announced the closing of warehouse facilities in Socorro, Texas. We accrued $3.4 million of termination benefits and associated employee costs for 220 employees. During 2011, we recorded $0.5 million of lease obligation costs relating to the warehouse. These costs are reported as SG&A expenses in the wholesale jeanswear segment. The closing was substantially completed by the end of April 2010.

The details of the Texas warehouse restructuring accruals are as follows:

(In millions)	Lease obligations
Balance, December 31, 2010	$4.1
Additions	0.5
Payments and reductions	(3.7)

Balance, December 31, 2011	0.9
Payments and reductions	(0.1)

Balance, December 31, 2012	0.8
Payments and reductions	—

Balance, December 31, 2013	$0.8

The net accruals of $0.8 million at both December 31, 2013 and 2012 are reported as accrued expenses and other current liabilities.

Retail Stores

We continue to review our retail operations for underperforming locations. As a result of these reviews, we have decided to continue to close retail locations that no longer provide strategic benefits. During 2011, 2012 and 2013, we closed 82, 74 and 77 locations, respectively, and anticipate closing additional locations in 2014. Total termination benefits and associated employee costs are expected to be $12.1 million for store employees and administrative support personnel. We accrued $1.6 million, $1.4 million and $2.8 million of termination benefits and associated employee costs during 2011, 2012 and 2013, respectively. We also incurred $0.5 million, $0.4 million and $3.6 million during 2011, 2012 and 2013, respectively, for costs to terminate leases. In connection with our decision to close these stores, we reviewed the associated long-term assets for impairments. As a result of these reviews, we recorded $7.7 million, $0.6 million and $5.0 million of impairment losses in 2011, 2012 and 2013, respectively, in continuing operations on leasehold improvements and furniture and fixtures located in the stores to be closed. These costs are reported as SG&A expenses in the retail segment.

The details of the restructuring accruals are as follows:

(In millions)	One-time termination benefits
Balance, December 31, 2010	$1.8
Additions	1.6
Payments and reductions	(2.3)

Balance, December 31, 2011	1.1
Additions	1.4
Payments and reductions	(1.8)

Balance, December 31, 2012	0.7
Additions	2.8
Payments and reductions	(1.4)

Balance, December 31, 2013	$2.1

The net accruals of $0.7 million and $2.1 million at December 31, 2012 and 2013, respectively, are reported as accrued expenses and other current liabilities.

PROPERTY, PLANT AND EQUIPMENT

Major classes of property, plant and equipment are as follows:

December 31,	2013	2012	Useful lives (years)
(In millions)

Land and buildings	$37.8	$37.8	10 – 20
Leasehold improvements	127.9	148.6	1 – 20
Machinery, equipment and software	354.1	338.3	3 – 20
Furniture and fixtures	37.6	39.0	1 – 8
Construction in progress	9.3	10.0	—

	566.7	573.7
Less: accumulated depreciation and amortization	422.4	409.0

	$144.3	$164.7

Depreciation and amortization expense relating to property, plant and equipment (including capitalized leases) reflected in results from operations was $40.9 million, $41.5 million and $45.2 million in 2013, 2012 and 2011, respectively. At December 31, 2013, we had outstanding commitments of approximately $5.0 million relating primarily to the construction or remodeling of retail store locations and office facilities.

Included in property, plant and equipment are the following capitalized leases:

December 31,	2013	2012	Useful lives (years)
(In millions)

Buildings	$37.8	$37.8	10 - 20
Machinery and equipment	0.1	0.1	3 - 5

	37.9	37.9
Less: accumulated amortization	23.1	21.2

	$14.8	$16.7

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill represents the excess of the purchase price and related costs over the value assigned to net tangible and identifiable intangible assets of businesses acquired and accounted for under the purchase method. Accounting rules require that we test at least annually for possible goodwill impairment. We perform our test in the fourth fiscal quarter of each year using a discounted cash flow analysis that requires that certain assumptions and estimates be made regarding industry economic factors and future profitability and cash flows. We test goodwill at the segment level where acquired businesses have been fully integrated into our existing structure and at one level below the segment level where acquired businesses have not been fully integrated. During 2013, we determined that the goodwill related to the Brian Atwood acquisition was impaired due to a decrease in projected revenues and profitability.

The following table presents, by segment and in total, changes in the carrying amount of goodwill for 2012 and 2013.

(In millions)	Wholesale Jeanswear	Wholesale Footwear & Accessories	Retail	Total

Balance, January 1, 2012
Goodwill	$519.2	$813.1	$111.2	$1,443.5
Accumulated impairment losses	(519.2)	(813.1)	(111.2)	(1,443.5)

Net goodwill	—	—	—	—
Acquisition of Brian Atwood	—	3.2	—	3.2

Balance, December 31, 2012
Goodwill	519.2	816.3	111.2	1,446.7
Accumulated impairment losses	(519.2)	(813.1)	(111.2)	(1,443.5)

Net goodwill	—	3.2	—	3.2
Goodwill impairment	—	(3.2)	—	(3.2)

Balance, December 31, 2013
Goodwill	519.2	816.3	111.2	1,446.7
Accumulated impairment losses	(519.2)	(816.3)	(111.2)	(1,446.7)

Net goodwill	$—	$—	$—	$—

We also perform our annual impairment test for indefinite-lived trademarks during the fourth fiscal quarter of the year. As a result of these analyses, we recorded trademark impairment charges of $7.2 million, $17.9 million and $31.5 million for 2013, 2012 and 2011, respectively, as a result of decreases in projected revenues for certain brands. All trademark impairment charges are reported as SG&A expenses in the licensing and other segment.

The components of other intangible assets are as follows:

December 31,	2013		2012
(In millions)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Amortized trademarks	$7.5	$6.0	$7.5	0.2
License agreement	0.3	0.1	—	—
Indefinite-life trademarks	395.8	—	397.6	—

	$403.6	$6.1	$405.1	0.2

Amortization expense for intangible assets subject to amortization was $0.5 million, $1.3 million and $0.0 million for 2013, 2012 and 2011, respectively. Amortization expense for intangible assets subject to amortization for 2014 is estimated to be $0.2 million with no amortization for years beyond 2014.

The cash flow models we use to estimate the fair values of our goodwill and trademarks involve several assumptions. Changes in these assumptions could materially impact our fair value estimates. Assumptions critical to our fair value estimates are: (i) discount rates used to derive the present value factors used in determining the fair value of the reporting units and trademarks; (ii) royalty rates used in our trademark valuations; (iii) projected revenue growth rates; and (iv) projected long-term growth rates used in the derivation of terminal year values. These and other assumptions are impacted by economic conditions and expectations of management and may change in the future based on period-specific facts and circumstances. The following table shows the assumptions we used to derive our fair value estimates as part of our annual impairment testing for 2013 and 2012.

	2013		2012
	Goodwill	Trademarks	Goodwill	Trademarks
Discount rates	12.0%	12.0%	12.0%	12.0%
Royalty rates	—	3.0% - 7.0%	—	3.0% - 7.0%
Weighted-average revenue growth rates	4.7%	4.25%	5.4%	5.0%
Long-term growth rates	3.0%	0% - 3.0%	3.0%	0% - 3.0%

Should economic conditions and trends (such as reduced consumer spending or the failure to achieve projected results) deteriorate throughout 2014 and beyond, the carrying values of trademarks could become further impaired.

FAIR VALUES

ASC Subtopic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Subtopic 820-10 outlines a valuation framework, creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements, and details the disclosures that are required for items measured at fair value. We currently do not have non-financial assets and non-financial liabilities that are required to be measured at fair value on a recurring basis. We are permitted to choose to measure many financial instruments and certain other items at fair value, although we did not elect the fair value measurement option for any of our financial assets or liabilities.

Our financial assets and liabilities are to be measured using inputs from the three levels of the fair value hierarchy, which are as follows:

•	Level 1 - inputs are unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date;

•	Level 2 - inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs); and

•	Level 3 - unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing assets or liabilities based on the best information available.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

We have or had certain financial assets and liabilities that are required to be measured at fair value. These include:

•	the assets and liabilities of The Jones Group Inc. Deferred Compensation Plan (the “Rabbi Trust”), which represent deferred employee compensation invested in mutual funds and which fall within Level 1 of the fair value hierarchy;

•	foreign currency forward contracts, which have fair values calculated by comparing foreign exchange forward rates to the contract rates discounted at our incremental borrowing rate, which fall within Level 2 of the fair value hierarchy;

•	interest rate swap and cap contracts, which have fair values calculated by comparing current yield curves and LIBOR rates to the stated contract rates adjusted for estimated risk of counterparty nonperformance, which fall within Level 2 of the fair value hierarchy; and

•	long-term debt that is hedged by interest rate swaps as a fair-value hedge, calculated by comparing current yield curves and LIBOR rates to the stated contract rates of the associated interest rate swaps, which falls within Level 2 of the fair value hierarchy.

In accordance with the fair value hierarchy described above, the following table shows the fair value of our financial assets and liabilities that are required to be measured at fair value on a recurring basis at December 31, 2012 and 2013.

(In millions) Description	Classification	Total Value	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

December 31, 2012:
Rabbi Trust assets	Prepaid expenses and other current assets	$8.4	$8.4	$—	$—
Interest rate cap	Other long-term assets	—	—	—	—
British Pound – U.S. Dollar forward contract	Prepaid expenses and other current assets	—	—	—	—

	Total assets	$8.4	$8.4	$—	$—

Rabbi Trust liabilities	Accrued employee compensation and benefits	$8.4	$8.4	$—	$—
Deferred director fees	Accrued expenses and other current liabilities	0.2	0.2	—	—

	Total liabilities	$8.6	$8.6	$—	$—

December 31, 2013:
Rabbi Trust assets	Prepaid expenses and other current assets	$9.1	$9.1	$—	$—
Interest rate swaps	Other long-term assets	1.1	—	1.1	—
Interest rate cap	Other long-term assets	—	—	—	—

	Total assets	$10.2	$9.1	$1.1	$—

Rabbi Trust liabilities	Accrued employee compensation and benefits	$9.1	$9.1	$—	$—
Interest rate swaps	Other long-term liabilities	1.6	—	1.6	—
Hedged portion of 6.875% Senior Notes due 2019	Long-term debt	336.0	—	336.0	—
Deferred director fees	Accrued expenses and other current liabilities	0.3	0.3	—	—

	Total liabilities	$347.0	$9.4	$337.6	$—

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

In accordance with the fair value hierarchy described above, the following table shows the fair value of our non-financial assets and liabilities that were measured at fair value on a nonrecurring basis during the years ended December 31, 2011, 2012 and 2013, and the total losses recorded as a result of the remeasurement process.

(In millions)		Fair Value Measurements Using
Description	Fair Value	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total losses recorded during year

For the year ended December 31, 2011:
Property and equipment	$1.2	$—	$—	$1.2	$8.6
Transportation equipment	0.6	0.6	—	—	0.4
Trademarks	75.7	—	—	75.7	31.5

For the year ended December 31, 2012:
Property and equipment	—	—	—	—	0.8
Trademarks	14.3	—	—	14.3	17.9

For the year ended December 31, 2013:
Property and equipment	0.2	—	—	0.2	7.3
Goodwill	—	—	—	—	3.2
Trademarks	6.8	—	—	6.8	7.2

During 2011, 2012 and 2013, property and equipment utilized in our retail operations with carrying amounts of $9.8 million, $0.8 million and $7.5 million, respectively, were written down to fair values of $1.2 million, zero and $0.2 million, respectively, primarily as a result of our decision to close underperforming retail locations. These losses were recorded as SG&A expenses in the retail segment. We consider long-term assets utilized in a retail location to be impaired when a pattern of operating losses at the location indicates that future operating losses are probable and that the resulting cash flows will not be sufficient to recover the carrying value of the associated long-term assets.

During 2011, we determined that certain transportation equipment with a carrying value of $1.0 million had a fair value of $0.6 million based on quoted market prices. The loss of $0.4 million was recorded as SG&A expenses in the licensing and other segment.

During 2011, trademarks with a carrying amount of $107.2 million were written down to a fair value of $75.7 million. The loss of $31.5 million was recorded as SG&A expenses in the licensing and other segment.

During 2012, trademarks with a carrying amount of $32.2 million were written down to a fair value of $14.3 million. The loss of $17.9 million was recorded as an SG&A expense in the licensing and other segment.

During 2013, trademarks with a carrying amount of $15.5 million were written down to a fair value of $8.3 million. The loss of $7.2 million was recorded as an SG&A expense in the licensing and other segment.

During 2013, goodwill with a carrying value of $3.2 million was written down to zero due to decreased revenue and profitability projections for the Brian Atwood business.

For further information regarding the losses recorded for trademarks, see “Goodwill and Other Intangible Assets.”

Financial Instruments

As a result of our global operating and financing activities, we are exposed to changes in interest rates and foreign currency exchange rates which may adversely affect results of operations and financial condition. In seeking to minimize the risks and/or costs associated with such activities, we manage exposure to changes in interest rates and foreign currency exchange rates through our regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. The instruments eligible for utilization include forward, option, swap and cap agreements. We do not use financial instruments for trading or other speculative purposes. At December 31, 2013, we had an outstanding interest rate cap (to limit our exposure to increases in the variable rates of our previously-used interest rate swaps) maturing in November 2014.

At December 31, 2013 and 2012, the fair values of cash and cash equivalents, receivables and accounts payable approximated their carrying values due to the short-term nature of these instruments. The estimated fair values of other financial instruments subject to fair value disclosures were valued using market comparable inputs. These inputs include broker quotes, quoted market prices, interest rates and exchange rates for the same or similar instruments. The fair value and related carrying amounts for items not disclosed elsewhere are as follows.

December 31,		2013		2012
(In millions)	Fair Value Level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Senior Notes, including hedged items recorded at fair value	1	$917.5	$904.8	$924.3	$884.5
Other long-term debt, including current portion	2	10.3	9.5	10.2	9.3
Notes receivable	2	93.3	92.7	95.2	95.2

Financial instruments expose us to counterparty credit risk for nonperformance and to market risk for changes in interest and currency rates. We manage exposure to counterparty credit risk through specific minimum credit standards and procedures to monitor the amount of credit exposure. Our financial instrument counterparties are substantial investment or commercial banks with significant experience with such instruments.

CREDIT FACILITIES

We have a secured revolving credit agreement expiring on April 28, 2016 (the “Credit Facility”) with several lending institutions to borrow an aggregate principal amount of up to $650 million. The terms and conditions of our Credit Facility provide for, among other things: (1) a $350 million U.S. commitment which may be drawn by the U.S. borrowers as revolving loans in U.S. Dollars or letters of credit in Canadian Dollars, U.S. Dollars, or an “LC Alternative Currency” (namely Euros, sterling, or any other currency acceptable to the lenders); and (2) a $300 million international commitment which may be drawn by the U.S. borrowers or by any Canadian or European borrowers as revolving loans or letters of credit in Canadian Dollars, U.S. Dollars, or an LC Alternative Currency. Up to the entire amount of the Credit Facility is available for cash borrowings, with an overall sublimit of up to $350 million for all letters of credit. All of the overall $350 million sublimit may be used for trade letters of credit; and within that overall sublimit, there are additional sublimits, including (but not limited to) $50 million for standby letters of credit and $150 million for letters of credit under the U.S. commitment denominated in an LC Alternative Currency.

Borrowings under the Credit Facility may be used to refinance certain existing indebtedness, to make certain investments (including acquisitions), and for general corporate purposes in the ordinary course of business. Such borrowings bear interest either based on the alternate base rate, as defined in the Credit Facility, or based on Eurocurrency rates, each with a margin that depends on the availability remaining under the Credit Facility. The Credit Facility contains customary events of default.

Availability under the Credit Facility is determined with reference to a borrowing base consisting of a percentage of eligible inventory, accounts receivable, credit card receivables and licensee receivables, minus reserves determined by the joint collateral agents. At December 31, 2013, we had no cash borrowings and $19.6 million of letters of credit outstanding (of which $13.4 million was for the benefit of Stuart Weitzman and Kurt Geiger), and our remaining availability was $387.2 million. If availability under the Credit Facility falls below a stated level, we will be required to comply with a minimum fixed charge coverage ratio. The Credit Facility also contains affirmative and negative covenants that, among other things, will limit or restrict our ability to (1) incur indebtedness, (2) create liens, (3) merge, consolidate, liquidate or dissolve, (4) make investments (including acquisitions), loans or advances, (5) sell assets, (6) enter into sale and leaseback transactions, (7) enter into swap agreements, (8) make certain restricted payments (including dividends and other payments in respect of capital stock), (9) enter into transactions with affiliates, (10) enter into restrictive agreements, and (11) amend material documents. The Credit Facility is secured by a first priority lien on substantially all of our personal property.

The weighted-average interest rate for our credit facilities, based primarily on 30-day LIBOR borrowing rates, was 2.25% and 2.0% at December 31, 2013 and 2012, respectively.

LONG-TERM DEBT

Long-term debt consists of the following:

December 31,	2013	2012
(In millions)

5.0% Loan Notes, due 2016	$10.3	$10.1
5.125% Senior Notes due 2014, net of unamortized discount of $0.0 and $0.1 and including fair value adjustments of $4.3 and $9.4	254.3	259.3
6.875% Senior Notes due 2019, net of unamortized premium of $2.8 and $3.4 and including fair value adjustments of $10.7 and $11.9	413.5	415.3
6.125% Senior Notes due 2034, net of unamortized discount of $0.3 and $0.3	249.7	249.7

	927.8	934.4
Less current portion	254.4	—

	$673.4	$934.4

Long-term debt maturities during the next five years amount to $250.0 million in 2014 and $10.3 million in 2016. All of our notes contain certain covenants, including, among others, restrictions on liens, sale-leaseback transactions and additional secured debt, and pay interest semiannually. The weighted-average interest rate of our long-term debt, excluding the effects of our interest rate swaps, was 6.2% at both December 31, 2013 and 2012.

In September 2012, we issued an additional $100.0 million of 6.875% Senior Notes due 2019 (the “2019 Notes”). Net proceeds (including a premium of $3.5 million) were $100.9 million, which will be used for general corporate purposes. These additional notes are being treated as a single series with, and have the same terms as, the previously issued 2019 Notes and are fungible with the previously-issued 2019 Notes.

In connection with the purchase of Kurt Geiger, approximately £6.2 million of the purchase price payable to certain selling shareholders who are senior managers of Kurt Geiger has been rolled over into 5% Loan Notes, which are payable on or before April 16, 2016 and are subject to forfeiture in the event of termination of employment under certain circumstances.

ACCUMULATED OTHER COMPREHENSIVE LOSS

Changes in Accumulated Other Comprehensive (Loss) Income by Component

(In millions)	Defined Benefit Pension Items	Foreign Currency Translation	Total
Balance, January 1, 2011	$(16.4)	$(5.6)	$(22.0)

For the year ended December 31, 2011:
Other comprehensive (loss) income before reclassifications	(9.3)	1.5	(7.8)
Amounts reclassified from accumulated other comprehensive (loss) income	2.2	—	2.2

Net comprehensive (loss) income	(7.1)	1.5	(5.6)

Balance, December 31, 2011	(23.5)	(4.1)	(27.6)

For the year ended December 31, 2012:
Other comprehensive (loss) income before reclassifications	(0.2)	(1.1)	(2.2)
Amounts reclassified from accumulated other comprehensive (loss) income	0.1	—	0.1

Net comprehensive (loss) income	(0.1)	(1.1)	(1.2)

Balance, December 31, 2012	(23.6)	(5.2)	(28.8)

For the year ended December 31, 2013:
Other comprehensive (loss) income before reclassifications	6.0	3.0	8.6
Amounts reclassified from accumulated other comprehensive (loss) income	0.7	—	0.7

Net comprehensive income	6.7	3.0	9.7

Balance, December 31, 2013	$(16.9)	$(2.2)	$(19.1)

Reclassifications Out of Accumulated Other Comprehensive Loss

	Amount Reclassified from Accumulated Other Comprehensive Loss (a)
For the year ended December 31,	2013	2012	2011	Line Item in the Statement of Operations

Amortization of defined benefit pension actuarial losses	(1.1)	(2.2)	(3.4)	Selling, general and administrative expenses
	0.4	2.1	1.2	Provision for income taxes

Total reclassifications	$(0.7)	$(0.1)	$(2.2)

(a) - Amounts in parenthesis indicate debits to profit/loss.

DERIVATIVES

We recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. Additionally, the fair value adjustments will affect either equity or net income, depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity.

Interest Rate Swaps and Caps

On December 14, 2010, we entered into three interest rate swap transactions to effectively convert the entire amount of our $250 million fixed-rate 5.125% Senior Notes due 2014 (the “2014 Notes”) to variable-rate debt. Under the terms of the transactions, we were required to make semiannual variable-rate payments to the counterparties calculated based on three-month LIBOR rates (which were reset on the 15th day of each calendar quarter) plus 3.46%, and the counterparties were obligated to make semiannual fixed-rate payments to us of 5.125%. The swap transactions had an effective date of December 17, 2010 and a termination date of November 15, 2014, the date the 2014 Notes mature. On June 8, 2012, we de-designated the hedging relationship between the swaps and the 2014 Notes and received $5.7 million upon termination of the swaps. The related fair market valuation adjustment to the 2014 Notes is being amortized as a reduction of interest expense over the remaining life of the 2014 Notes.

On March 3, 2011, we entered into three interest rate swap transactions to effectively convert $150 million of our 2019 Notes to variable-rate debt. Under the terms of the transactions, we were required to make semiannual variable-rate payments to the counterparties calculated based on three-month LIBOR rates (which were reset on the 15th day of each calendar quarter) plus 3.73%, and the counterparties were obligated to make semiannual fixed-rate payments to us of 6.875%. The swap transactions had an effective date of March 7, 2011 and a termination date of March 15, 2019, the date the 2019 Notes mature. On August 3, 2011 we de-designated the hedging relationship between the swaps and the 2019 Notes and received $8.1 million upon termination of the swaps. The related fair market valuation adjustment to the 2019 Notes is being amortized as a reduction of interest expense over the remaining life of the 2019 Notes.

On March 19, 2012, we entered into three interest rate swap transactions to effectively convert $150 million of our 2019 Notes to variable-rate debt. Under the terms of the transactions, we were required to make semiannual variable-rate payments to the counterparties calculated based on one-month LIBOR rates (which were reset on the 15th day of each calendar quarter) plus 5.195%, and the counterparties were obligated to make semiannual fixed-rate payments to us of 6.875%. The swap transactions had an effective date of March 21, 2012 and a termination date of March 15, 2019, the date the 2019 Notes mature. On May 31, 2012, we de-designated the hedging relationship between the swaps and the 2019 Notes and received $3.5 million upon termination of the swaps. The related fair market valuation adjustment to the 2019 Notes is being amortized as a reduction of interest expense over the remaining life of the 2019 Notes.

During 2013, we entered into various interest rate swap transactions to effectively convert a portion of our 2019 Notes to variable-rate debt. Under the terms of the transactions, we are required to make semiannual variable-rate payments to the counterparties (which are reset in arrears on each payment date) as shown in the table below, and the counterparties are obligated to make semiannual fixed-rate payments to us of 6.875%. The swap transactions all have a termination date of March 15, 2019, the date the 2019 Notes mature.

Date of transaction	Effective date	Number of swaps	Amount of 2019 Notes hedged (in millions)	Variable rate payments
July 17, 2013	July 19, 2013	3	$90.0	Six-month LIBOR + 4.75%
August 13, 2013	August 15, 2013	3	90.0	Six-month LIBOR + 4.5925%
August 19, 2013	August 21, 2013	3	75.0	Six-month LIBOR + 4.4275%
September 5, 2013	September 9, 2013	3	70.0	Six-month LIBOR + 4.2425%

We have an outstanding interest rate cap that was used in conjunction with previous interest rate swaps on our 2014 Notes to limit our floating rate exposure. The cap has a termination date of November 15, 2014.

The swap transactions were designated as hedges of the fair value of the related notes. The fair values of the swaps were recorded either as an asset or a liability, with changes in their fair values recorded through interest expense. The changes in fair value of the notes related to the hedged portion of the notes were also recorded through interest expense. As these changes in fair value did not exactly offset each other, the net effect on earnings represented the ineffectiveness of the hedging instruments. We evaluate effectiveness under the “long haul” method of accounting. The interest rate cap has not been designated as a hedging instrument; as a result, all changes in the fair value of the cap are recorded through interest expense.

We recorded net increases in interest expense related to the ineffectiveness of the swaps and the changes in the fair value of the cap as follows.

Year Ended December 31,	2013	2012	2011
(In millions)

Interest rate swaps	$1.1	$1.3	$1.0
Interest rate cap	—	0.2	1.1

Net increase in interest expense	$1.1	$1.5	$2.1

Foreign Currency Forward Contracts

We use foreign currency forward contracts for the specific purpose of hedging the exposure to variability in certain intercompany balances. Fair values of foreign currency forward contracts are calculated by comparing each agreement’s contractual exchange rate with the currency exchange forward and spot rates at the reporting date.

The notional amounts of our foreign exchange contracts outstanding at December 31, 2013, 2012 and 2011 are as follows. For additional information, see “Fair Values.”

(In millions)	Notional Amounts
December 31,	2013	2012	2011
British Pound – U.S. Dollar forward exchange contract	—	£6.0	—

Fair Values of Derivative Instruments

(In millions)	December 31, 2013		December 31, 2012
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments
Interest rate swap contracts	Other long-term assets	$1.1		$—

Total derivative assets		$1.1		$—

Interest rate swap contracts	Other long-term liabilities	$1.6		$—

Total derivative liabilities		$1.6		$—

Derivatives not designated as hedging instruments
Interest rate cap contract	Other long-term assets	$—	Other long-term assets	$—

Total derivative assets		$—		$—

Effect of Derivatives on the Statement of Operations - Derivatives Designated as Hedging Instruments

(In millions)		Amount of Pretax Gain (Loss) due to Ineffectiveness Recognized in Income
Derivative type	Location of Pretax Gain (Loss) due to Ineffectiveness Recognized in Income	2013	2012	2011
Interest rate swap contracts	Interest expense	$(0.4)	$(1.3)	$(1.0)

Effect of Derivatives on the Statement of Operations - Derivatives Not Designated as Hedging Instruments

(In millions)		Amount of Pretax Gain (Loss) Recognized in Income
Derivative type	Location of Pretax Gain (Loss) Recognized in Income	2013	2012	2011
Interest rate cap contract	Interest expense	$—	$(0.2)	$(1.1)
British Pound – U.S. Dollar forward contract	Selling, general and administrative expenses	(0.2)	—	—

OBLIGATIONS UNDER CAPITAL LEASES

Obligations under capital leases consist of the following:

December 31,	2013	2012
(In millions)

Warehouses, office facilities and equipment	$21.3	$23.3
Less: current portion	2.2	2.0

Obligations under capital leases - noncurrent	$19.1	$21.3

We lease an office facility in Bristol, Pennsylvania under a 20-year net lease that runs until July 2018 and requires minimum annual rent payments of approximately $1.2 million. The building was capitalized at $12.2 million, which approximated the present value of the minimum lease payments.

In 2003, we entered into a sale-leaseback agreement for our Virginia warehouse facility. This transaction resulted in a net gain of $7.5 million that has been deferred and is being amortized over the lease term, which runs until March 2023 and requires minimum annual rent payments of $2.4 million. The building was capitalized at $25.6 million, which approximated the present value of the minimum lease payments.

The following is a schedule by year of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments as of December 31, 2013:

Year Ending December 31,
(In millions)

2014	$3.7
2015	3.7
2016	3.7
2017	3.7
2018	3.2
Later years	10.4

Total minimum lease payments	28.4
Less: amount representing interest	7.1

Present value of net minimum lease payments	$21.3

COMMITMENTS AND CONTINGENCIES

(a) CONTINGENT LIABILITIES. We have been named as a defendant in various actions and proceedings, including actions brought by certain employees whose employment has been terminated arising from our ordinary business activities. Jones and the individual members of its board of directors have been named as defendants in certain lawsuits relating to the Merger Agreement and the proposed Merger. The lawsuits generally allege that the directors breached their fiduciary duties by authorizing the Merger for an inadequate price following an inadequate process. The lawsuits also allege that Jones, Sycamore and certain of its affiliates aided and abetted the alleged breaches of fiduciary duties by the directors. Plaintiffs seek an injunction preventing consummation of the Merger, rescission in the event the Merger is consummated, damages and attorneys’ fees and costs. Although the amount of any liability that could arise with respect to these actions cannot be accurately predicted, in our opinion, any such liability will not have a material adverse effect on our financial position or results of operations.

(b) ROYALTIES. We have an exclusive license to produce, market and distribute costume jewelry in the United States, Canada, Mexico and Japan under the Givenchy trademark pursuant to an agreement with Givenchy, which expires on December 31, 2015. The agreement requires us to pay a percentage of net sales against guaranteed minimum royalty and advertising payments as set forth in the agreement.

We have a sub-license agreement with VCJS LLC (“VCJS”) to design, develop, produce and distribute in the United States, Mexico and Canada Jessica Simpson jeanswear, activewear and sportswear under the Jessica Simpson (signature) trademark which VCJS licenses from With You, Inc. (“WYI”). The agreement, which expires on December 31, 2014 (October 15, 2014 if the master license between WYI and VCJS is not renewed), requires us to pay a percentage of net sales against guaranteed minimum royalty and pooled marketing fee payments as set forth in the agreement.

We have an exclusive licensing and distribution agreement with Rafe IP Holdings LLC, a company affiliated with one of our employees, to design, develop, produce and distribute women’s footwear, handbags, small leather goods and jewelry in the United States, Australia, Canada, Japan, the Philippines, Singapore and Korea under the Rafe and Rafe New York trademarks. The agreement, which expires on December 31, 2016, requires us to pay a percentage of net sales as set forth in the agreement. The agreement contains renewal options under certain conditions through December 31, 2026.

We have an exclusive license to design, develop, produce and distribute footwear worldwide under the Lipsy trademark pursuant to an agreement with Lipsy Limited, which expires on March 18, 2015. The agreement requires us to pay a percentage of net sales against guaranteed minimum royalty payments as set forth in the agreement.

Minimum payments under these license agreements are as follows.

Year Ended December 31,	2014	2015
(In millions)

Givenchy	$0.8	$0.9
Jessica Simpson/Vince Camuto	3.3	—
Lipsy	0.1	0.1

	$4.2	$1.0

(c) LEASES. Total rent expense charged to operations for 2013, 2012 and 2011 was as follows.

Year Ended December 31,	2013	2012	2011
(In millions)

Minimum rent	$58.3	$60.8	$63.5
Contingent rent	1.9	1.6	2.6
Less: sublease rent	(1.0)	(1.5)	(3.0)

	$59.2	$60.9	$63.1

The following is a schedule by year of minimum rental payments required under operating leases:

Year Ending December 31,
(In millions)

2014	$75.6
2015	94.6
2016	62.0
2017	41.9
2018	42.9
Later years	260.2

$577.2

Certain of the leases provide for renewal options and the payment of real estate taxes and other occupancy costs. Future rental commitments for leases have not been reduced by minimum non-cancelable sublease income aggregating $149.9 million.

STATEMENT OF CASH FLOWS

Year Ended December 31,	2013	2012	2011
(In millions)

Supplemental disclosures of cash flow information:
Cash paid (received) during the year for:
Interest	$61.8	$52.5	$40.4
Net income tax payments (refunds)	8.5	11.4	5.8

Supplemental disclosures of non-cash investing and financing activities:
Note payable and deferred compensation recorded related to acquisition of Kurt Geiger	—	—	10.2

INCOME TAXES

Our taxable income has been included in the consolidated federal, state and foreign income tax returns of Jones or its affiliates. For purposes of these financial statements, income taxes have been recognized on a separate return basis. After the completion of the Merger, we will file our own federal consolidated and certain state income tax returns separately from Jones Apparel and Stuart Weitzman.

The following summarizes the provision for income taxes:

Year Ended December 31,	2013	2012	2011
(In millions)

Current:
Federal	$(0.9)	$2.0	$(2.7)
State and local	6.9	6.7	5.2
Foreign	2.5	2.7	3.3

	8.5	11.4	5.8

Deferred:
Federal	17.8	6.1	(0.6)
State and local	1.3	(0.1)	(1.4)
Foreign	0.1	(0.4)	—

	19.2	5.6	(2.0)

Provision for income taxes	$27.7	$17.0	$3.8

The domestic and foreign components of income before provision for income taxes are as follows:

Year Ended December 31,	2013	2012	2011
(In millions)

Income before provision for income taxes
United States	$70.5	$45.3	$9.2
Foreign	(15.7)	(12.9)	(8.7)

	$54.8	$32.4	$0.5

The provision for income taxes on adjusted historical income differs from the amounts computed by applying the applicable Federal statutory rates due to the following:

Year Ended December 31,	2013	2012	2011
(In millions)

Provision for Federal income taxes at the statutory rate	$19.2	$11.3	$0.2
State and local income taxes, net of federal benefit	5.3	4.3	2.5
Foreign income tax difference	0.1	(1.2)	(1.2)
Nondeductible goodwill impairment	0.8	—	—
Officers’ compensation	0.5	0.7	0.7
Life insurance/disability	0.2	0.3	0.1
Acquisition costs	—	0.1	0.8
Amortization of contingent liability	0.9	0.9	0.5
Meals and entertainment	0.2	0.2	0.2
Noncontrolling interest	0.4	—	—
Other items, net	0.1	0.4	—

Provision for income taxes	$27.7	$17.0	$3.8

We have not provided for deferred U.S. income taxes or foreign withholding taxes on $0.1 million of foreign subsidiary undistributed earnings as of December 31, 2013. The unrecorded U.S. tax liability associated with these undistributed earnings is approximately $0.0 million at December 31, 2013. Such earnings are intended to be reinvested indefinitely and, therefore, no U.S. tax liability is required.

The following is a summary of the significant components of our deferred tax assets and liabilities:

December 31,	2013	2012
(In millions)

Deferred tax assets (liabilities):
Nondeductible accruals and allowances	$36.5	$33.1
Depreciation	(11.4)	(7.1)
Intangible asset valuation and amortization	(119.6)	(103.6)
Loss and credit carryforwards	31.3	38.8
Amortization of stock-based compensation	25.3	21.3
Inventory valuation	(2.2)	(3.7)
Pension	8.0	12.8
Gain on sale-leaseback transaction	1.6	1.8
Prepaid expenses	(2.1)	(1.5)
Display costs	(3.2)	(3.4)
Valuation allowances	(5.1)	(5.1)
Partnership differences	1.6	—
Unrealized translation loss	(0.4)	0.5
Fair value adjustment on interest rate swaps	1.9	1.8
Inventory overhead	(0.3)	(0.2)
Other (net)v	(0.1)	(0.2)

Net deferred tax liability	$(38.2)	$(14.7)

December 31,	2013	2012
(In millions)
Included in:
Current assets	18.6	16.0
Noncurrent liabilities	(56.8)	(30.7)

Net deferred tax liability	$(38.2)	$(14.7)

As of December 31, 2013, we had state net operating loss carryforwards of $365.6 million, which expire through 2033, foreign tax credit carryforwards of $8.7 million, which expire through 2022, and state tax credit carryforwards of $7.8 million, which expire through 2021.

We are included in the consolidated U.S. federal income tax return filed by Jones as well as certain separate, unitary and combined income tax returns filed by Jones or its subsidiaries in multiple state and foreign jurisdictions.

The Internal Revenue Service has completed examination of Jones’ federal returns for taxable years prior to 2011. Jones’ state income tax examinations, with limited exceptions, have been completed for the periods prior to 2009. Jones reasonably expects to settle all ongoing audits by December 31, 2014.

EMPLOYEE BENEFIT PLANS

Defined Contribution Plans

We maintain The Jones Group Inc. Retirement Plan (the “Jones Plan”). Employees not covered by a collective bargaining agreement and meeting certain other requirements are eligible to participate in the Jones Plan. Under the Jones Plan, participants may elect to have up to 50% of their salary (subject to limitations imposed by the Code) deferred and deposited with a qualified trustee, who in turn invests the money in a variety of investment vehicles as selected by each participant. All employee contributions into the Jones Plan are 100% vested.

We have elected to make the Jones Plan a “Safe Harbor Plan” under Section 401(k)(12) of the Code. As a result of this election, we make a fully-vested safe harbor matching contribution for all eligible participants amounting to 100% of the first 3% of the participant’s salary deferred and 50% of the next 2% of salary deferred, subject to maximums set by the Department of the Treasury. We may, at our sole discretion, contribute additional amounts to all employees on a pro rata basis.

We contributed approximately $4.7 million, $4.6 million and $4.5 million to our defined contribution plans during 2013, 2012 and 2011, respectively.

Defined Benefit Plans

We maintain the Pension Plan for Associates of Nine West Group Inc. (the “Cash Balance Plan”). The Cash Balance Plan expresses retirement benefits as an account balance which increases each year through interest credits, with service credits frozen as of either December 31, 1995 or February 15, 1999, depending on the participant.

Our funding policy is to contribute at least the minimum amount to meet the funding ratio requirements of the Pension Protection Act. We plan to contribute $4.8 million to the Cash Balance Plan in 2014. The measurement date for all plans is December 31.

Obligations and Funded Status

Year Ended December 31,	2013	2012
(In millions)

Change in benefit obligation
Benefit obligation, beginning of year	$62.2	$56.8
Interest cost	2.4	2.5
Actuarial loss (gain) - effect of assumption changes	(8.0)	5.6
Benefits paid	(4.0)	(2.7)

Benefit obligation, end of year	52.6	62.2

Change in plan assets
Fair value of plan assets, beginning of year	42.0	35.0
Actual return on plan assets	4.8	5.3
Employer contribution	4.8	4.4
Benefits paid	(4.0)	(2.7)

Fair value of plan assets, end of year	47.6	42.0

Underfunded status at end of year	$5.0	$20.2

Amounts Recognized on the Balance Sheet

December 31,	2013	2012
(In millions)

Noncurrent liabilities	$5.0	$20.2

Amounts Recognized in Accumulated Other Comprehensive Loss

December 31,	2013	2012
(In millions)

Net loss	$27.4	$38.2

Information for Pension Plans with an Accumulated Benefit Obligation in Excess of Plan Assets

December 31,	2013	2012
(In millions)

Projected benefit obligation	$52.6	$62.2
Accumulated benefit obligation	52.6	62.2
Fair value of plan assets	47.6	42.0

Components of Net Periodic Benefit Cost and Other Amounts Recognized in Other Comprehensive Income or Loss

Year Ended December 31,	2013	2012
(In millions)

Net Periodic Benefit Cost:
Interest cost	$2.3	$2.5
Expected return on plan assets	(3.0)	(2.6)
Amortization of net loss	1.1	2.1

Total net periodic benefit cost	0.4	2.0

Other Changes in Plan Assets and Benefit Obligations
Recognized in Other Comprehensive Loss:
Net (gain) loss	(9.7)	2.9
Amortization of net loss	(1.1)	(2.1)

Total recognized in other comprehensive loss	(10.8)	0.8

Total recognized in net periodic benefit cost and other comprehensive loss	$(10.4)	$2.8

The estimated net loss that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2014 is $0.8 million.

Assumptions

	2013	2012
Weighted-average assumptions used to determine:
Benefit obligations at December 31
Discount rate	4.8%	3.9%
Net periodic benefit cost for year ended December 31
Discount rate	3.9%	4.6%
Expected long-term return on plan assets	7.0%	7.0%

Significant assumptions related to the calculation of our obligations include the discount rate used to calculate the present value of benefit obligations to be paid in the future and the expected long-term rate of return on assets. We review these assumptions annually based upon currently available information, including information provided by our actuaries. Based on these reviews, we increased the discount rate for benefit obligations at December 31, 2013 to 4.8%, as compared with 3.9% in the prior year, based on the Citigroup Above Median AA Spot Rates as of December 31, 2013. At December 31, 2013, an unfavorable quarter-point (0.25%) change in the discount rate would increase our benefit obligation liability by $2.0 million and would increase our 2014 expense less than $0.1 million, while a quarter-point change in the expected long-term return on plan asset assumption would increase our 2014 expense by $0.1 million.

Estimated Future Benefit Payments

Year Ending December 31,
(In millions)

2014	$2.3
2015	2.4
2016	2.5
2017	2.5
2018	2.7
2019 through 2023	16.3

$28.7

Plan Assets

Our overall investment strategy is to diversify investments across types of investments and investment managers. The primary objectives are to achieve a rate of return sufficient to meet current and future plan cash requirements and to emphasize long-term growth of principal while avoiding excessive risk and maintaining fund liquidity. Permitted investment vehicles include investment-grade fixed income securities, domestic and foreign equity securities, mutual funds, guaranteed insurance contracts and real estate, while speculative and derivative investment vehicles, short selling and margin transactions are generally prohibited. The investment managers have full discretion to manage their portion of the investments subject to the objectives and policies of the respective plans. The performance of the investment managers is reviewed on a regular basis. At December 31, 2013, the target allocation percentages for fund investments were 36.0% fixed income securities, 34.5% domestic equity securities, 19.0% international equity securities, 5.5% real estate and 5.0% cash and cash equivalents.

To determine the overall expected long-term rate-of-return-on-assets assumption, we add an expected inflation rate to the expected long-term real returns of our various asset classes, taking into account expected volatility and correlation between the returns of the asset classes as follows: for equities and real estate, a historical average arithmetic real return; for government fixed-income securities, current yields on inflation-indexed bonds; and for corporate fixed-income securities, the yield on government fixed-income securities plus a blend of current and historical credit spreads.

The fair values of our pension plan assets at December 31, 2013 and 2012 by asset class are presented in the following table. All fair values are either based on quoted prices in active markets for identical assets (Level 1 in the fair value hierarchy) or derived from cash flows and interest rates (Level 2).

(In millions)	2013			2012
	Level 1	Level 2	Total	Level 1	Level 2	Total

Asset Class
Cash and equivalents	$1.7	$—	$1.7	$3.5	$—	$3.5
Equity securities:
U.S. companies (a)	21.2	—	21.2	16.4	—	16.4
International companies (b)	5.7	—	5.7	5.6	—	5.6
Real Estate (c)	2.5	—	2.5	2.3	—	2.3
Fixed income (d)	5.1	11.4	16.5	5.0	9.2	14.2

Total	$36.2	$11.4	$47.6	$32.8	$9.2	$42.0

(a)	This class consists of both index and actively managed mutual funds that invest in large and mid-cap U.S. common stocks.
(b)	This class consists of both index and actively managed mutual funds that invest in large and emerging market international common stocks.
(c)	This class consists of actively managed mutual funds that invest in real estate investment trusts.
(d)	This class consists of managed mutual funds that invest in high-grade corporate, government and mortgage backed securities.

Other Plans

We also maintain the Nine West Group Inc. Supplemental Executive Retirement Plan, the Nine West Group Inc. Postretirement Executive Life Plan, the Nine West Group, Inc. Postretirement Medical Plan and the Nine West Group Inc. Long Term Disabled Postemployment Benefit Plan, all of which are frozen and none of which have a material effect on our results of operations or on our financial position. These plans, which are unfunded, were underfunded by $4.0 million at December 31, 2013. Of this amount, $0.3 million is reported under accrued expenses and other current liabilities and $3.7 million is reported under other noncurrent liabilities.

We also maintain The Jones Group Inc. Deferred Compensation Plan, a non-qualified defined contribution plan for certain management and other highly compensated employees (the “Rabbi Trust”). Certain Jones Apparel employees also participate in this plan. Under the plan, participants may elect to have up to 90% of their salary and annual bonus deferred and deposited with a qualified trustee, who in turn invests the money in a variety of investment vehicles as selected by each participant. The assets of the Rabbi Trust, consisting of primarily debt and equity securities, are recorded at current market prices (Level 1 in the fair value hierarchy). The trust assets are available to satisfy claims of our general creditors in the event of bankruptcy. The trust’s assets, included in prepaid expenses and other current assets, and the corresponding deferred compensation liability, included in accrued employee compensation and benefits, were $9.1 million and $8.4 million at December 31, 2013 and 2012, respectively. This plan has no effect on our results of operations.

BUSINESS SEGMENT AND GEOGRAPHIC AREA INFORMATION

We identify operating segments based on, among other things, differences in products sold and the way our management organizes the components of our business for purposes of allocating resources and assessing performance. Our operations are comprised of three reportable segments: wholesale jeanswear, wholesale footwear and accessories and retail. Segment revenues are generated from the sale of apparel, footwear and accessories through wholesale channels and our own retail locations. The wholesale segments include wholesale operations with third party department and other retail stores, the retail segment includes operations by our own stores, concession locations and e-commerce web sites, and income and expenses related to trademarks, licenses and general corporate functions are reported under “licensing and other.” “Eliminations” represent intercompany transactions and reclassifications between segments which do not necessarily occur in every period.

We define segment income as operating income before net interest expense, goodwill impairment charges, gains or losses on sales of subsidiaries, equity in earnings of unconsolidated affiliates and income taxes. Sales and transfers between segments generally are recorded at cost and treated as transfers of inventory, which are not reviewed when evaluating segment performance. The wholesale segments allocate to the retail segment a portion of their SG&A costs related to the services utilized by the retail operations where the retail operations benefit from those costs.

Summarized below are our revenues, income, depreciation and amortization, expenditures for long-lived assets and total assets by reportable segment for 2013, 2012 and 2011. We are an integrated enterprise, characterized by substantial intersegment cooperation, cost allocations, and sharing of assets. Therefore, we do not represent that these segments, if operated independently, would report the operating profit and other financial information shown below.

(In millions)	Wholesale Jeanswear	Wholesale Footwear & Accessories	Retail	Licensing & Other	Eliminations	Combined

For the year ended December 31, 2013
Revenues	$827.8	$1,003.5	$359.0	$48.2	$—	$2,238.5

Segment income (loss)	$74.8	$70.7	$(48.1)	$17.1	$—	$114.5

Net interest expense						(57.1)
Equity in income of unconsolidated affiliate						0.6
Goodwill impairment						(3.2)

Income before provision for income taxes						$54.8

Depreciation and amortization	$3.3	$6.7	$7.3	$27.5	$—	$44.8
Expenditures for long-lived assets	3.5	8.5	10.9	20.7	—	43.6

For the year ended December 31, 2012
Revenues	$747.2	$1,023.2	$377.8	$48.4	$—	$2,196.6

Segment income (loss)	$51.0	$45.7	$(37.3)	$21.7	$—	$81.1

Net interest expense						(51.2)
Equity in income of unconsolidated affiliate						2.5

Income before provision for income taxes						$32.4

Depreciation and amortization	$2.7	$8.9	$6.7	$27.0	$—	$45.3
Expenditures for long-lived assets	4.0	7.0	11.2	25.0	—	47.2

For the year ended December 31, 2011
Revenues	$776.9	$939.4	$421.3	$53.3	$—	$2,190.9

Segment income (loss)	$49.1	$30.1	$(31.6)	$(3.2)	$—	44.4

Net interest expense						(47.8)
Equity in income of unconsolidated affiliate						3.9

Income before provision for income taxes						$0.5

Depreciation and amortization	$3.3	$8.9	$10.4	$26.8	$—	$49.4
Expenditures for long-lived assets	4.3	5.3	3.4	27.6	—	40.6

Total Assets (a)
December 31, 2013	$298.4	$252.6	$170.8	$796.8	$(101.6)	$1,417.0
December 31, 2012	290.5	278.0	180.2	816.1	(119.0)	1,445.8
December 31, 2011	270.4	246.7	178.7	1,194.6	(362.6)	$1,527.8

(a) – total assets for licensing and other includes investment in equity-method investees of $55.9 million, $38.6 million and $35.3 million for 2013, 2012 and 2011, respectively.

The total assets eliminations consist of the following:

December 31,	2013	2012	2011
(In millions)

Elimination of intersegment balances	$(0.6)	$(1.1)	$(233.3)
Reclassification of deferred tax assets	(101.0)	(117.9)	(129.3)

	$(101.6)	$(119.0)	$(362.6)

Revenues from external customers and long-lived assets excluding deferred taxes related to operations in the United States and foreign countries and revenues by product category are as follows:

On or for the Year Ended December 31,	2013	2012	2011
(In millions)

Revenues from external customers:
United States	$2,034.2	$1,937.7	$1,933.0
Other foreign countries	204.2	258.9	257.9

	$2,238.5	$2,196.6	$2,190.9

Long-lived assets:
United States	$686.2	$733.3	$759.5
Other foreign countries	58.0	40.4	35.5

	$744.2	$773.7	$795.0

Revenues by product category:
Jeanswear	$823.0	$747.2	$776.9
Footwear and accessories	1,367.3	1,401.0	1,360.7
Other	48.2	48.4	53.3

	$2,238.5	$2,196.6	$2,190.9

RELATED PARTY TRANSACTIONS

We are highly integrated with Jones Apparel, with the integration characterized by substantial intercompany cooperation, cost allocations and sharing of assets. We allocate a portion of our SG&A expenses to Jones Apparel, Stuart Weitzman and Kurt Geiger for administrative services we provide to them (which include accounting, accounts payable, accounts receivable, credit, human resources and information services) and for general corporate overhead. These allocations amounted to $60.5 million, $55.5 million and $56.1 million for 2013, 2012 and 2011, respectively. Where practical, shared administrative services are allocated based on a time-based estimate of services provided. Where this is not practical, and for general corporate overhead, an allocation is based on a percentage of budgeted annual net sales of Jones’ combined businesses. Jones also allocates a portion of their general corporate overhead costs to us. These allocations amounted to $33.8 million, $28.1 million and $31.9 million for 2013, 2012 and 2011, respectively. Due to the nature of these allocations, we do not represent that these allocated costs would be indicative of the costs we would incur if we were operated independently.

Jones issues restricted stock to our employees. Included in the general corporate overhead allocations are $8.1 million, $7.0 million and $6.5 million related to compensation expense for restricted stock for our employees for 2013, 2012 and 2011, respectively. Total compensation cost related to unvested awards not yet recognized at December 31, 2013 for our employees was $8.3 million.

At December 31, 2013, we had an intercompany note receivable from Kurt Geiger of £52.9 million and notes payable to former owners of Kurt Geiger for £6.2 million. Interest income on the note receivable amounted to $3.7 million, $4.2 million and $2.2 million for 2013, 2012 and 2011, respectively. Interest expense on the notes payable amounted to $0.5 million, $0.5 million and $0.3 million for 2013, 2012 and 2011, respectively.

We license the Nine West, Anne Klein, Pappagallo and Bandolino brands to Jones Apparel for apparel product categories. We record a percentage of net sales of licensed products as royalty income. Royalty income amounted to $8.9 million, $6.6 million and $9.5 million for 2013, 2012 and 2011, respectively, based on sales of the related products of $132.4 million, $95.0 million and $135.4 million for 2013, 2012 and 2011, respectively.

We license the Nine West brand to Kurt Geiger for footwear product categories. We record a percentage of net sales of licensed products as royalty income. Royalty income amounted to $1.7 million, $1.6 million and $0.6 million for 2013, 2012 and 2011, respectively, based on sales of the related products of $35.8 million, $24.3 million and $23.3 million for 2013, 2012 and 2011, respectively.

We license the Jones New York and Rachel Roy brands from Jones Apparel for footwear product categories. We record a percentage of net sales of licensed products as royalty expenses. Royalty expenses, which are reported as SG&A expenses, amounted to $1.2 million, $1.4 million and $0.7 million for 2013, 2012 and 2011, respectively, based on sales of the related products of $19.5 million, $22.4 million and $12.0 million for 2013, 2012 and 2011, respectively.

We distributed $27.5 million, $255.0 million and $165.4 million in 2013, 2012 and 2011, respectively, to affiliates for payments related to the acquisition of Kurt Geiger in 2011 and for the payment of Stuart Weitzman acquisition consideration payments in all years.

SUBSEQUENT EVENTS

In accordance with ASC 855-10, we evaluated subsequent events through February 18, 2014, the date these combined financial statements were available to be issued.

Exhibit 99.2

Tel: 212-885-8000 Fax: 212-697-1299 www.bdo.com	100 Park Avenue New York, NY 10017

Independent Auditor’s Report

Members of

  Stuart Weitzman Holdings, LLC

Fort Lauderdale, Florida

We have audited the accompanying consolidated financial statements of Stuart Weitzman Holdings, LLC, which comprise the consolidated balance sheets as of December 31, 2013 and 2012 and the related consolidated statements of operations and comprehensive income (loss), changes in member’s equity and cash flows for each of the three years in the period ended December 31, 2013 and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stuart Weitzman Holdings, LLC as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in accordance with accounting principles generally accepted in the United States.

Other Matter

In our reports dated February 7, 2013 and February 7, 2012, we expressed an opinion that the consolidated financial statements fairly presented the financial position, results of operations, and cash flows of Stuart Weitzman Holdings, LLC and Subsidiaries as of and for the years ended December 31, 2012 and 2011, respectively. In accordance with accounting principles generally accepted in the United States, the Company has restated the 2012 and 2011 consolidated financial statements because of the departure from the following principle: the Company did not recognize the contingent consideration payable resulting from the acquisition of the Company by the Jones Group Inc. on June 2, 2010. As described in Note 1, the Company has changed its method of accounting for this item and restated its 2012 and 2011 consolidated financial statements for the correction of this misstatement, to conform with accounting principles generally accepted in the United States. Accordingly, our present opinion on the restated 2012 and 2011 consolidated financial statements, as presented herein, is different from that expressed in our previous report.

February 18, 2014

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Stuart Weitzman Holdings, LLC and Subsidiaries

Consolidated Balance Sheets

(amounts in thousands)

December 31,	2013	2012
		(Restated)
Assets
Current:
Cash and cash equivalents	$9,637	$32,282
Trade accounts receivable, net	30,849	21,864
Inventories, net	27,526	21,776
Inventories, consigned	—	283
Prepaid expenses and other current assets	3,601	4,096

Total Current Assets	71,613	80,301
Property and Equipment, Net	34,242	30,826
Intangible Assets, Net	171,639	174,972
Goodwill	115,137	115,137
Other	9,720	10,699

	$402,351	$411,935

Liabilities and Member’s Equity
Current Liabilities:
Accounts payable	$5,507	$3,924
Accrued liabilities	5,801	6,539
Due to customers	2,705	2,020
Distributions payable	—	26,353
Current portion of note payable	—	108
Short-term portion of earn-out payable	—	27,885

Total Current Liabilities	14,013	66,829
Deferred Rent and Lease Incentives	6,786	6,160
Unfavorable Lease Rights, Net	432	1,092
Other Long-Term Liabilities	137	300
Note Payable, Less Current Portion	—	25
Long-Term Portion of Earn-out Payable	1,000	1,000

Total Liabilities	22,368	75,406

Commitments and Contingencies (Notes 5, 7 and 9)
Member’s Equity:
Contributed capital	378,231	358,669
Accumulated deficit	(639)	(23,751)
Accumulated other comprehensive income	2,391	1,611

Total Member’s Equity	379,983	336,529

	$402,351	$411,935

See accompanying notes to consolidated financial statements.

Stuart Weitzman Holdings, LLC and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)

(amounts in thousands)

Year ended December 31,	2013	2012	2011
		(Restated)	(Restated)
Net Sales	$269,819	$249,419	$234,263
Cost of Sales	128,623	116,263	114,813

Gross Profit	141,196	133,156	119,450
Selling Expenses	73,760	63,787	50,659
General and Administrative Expenses	34,232	24,269	24,121
Depreciation and Amortization Expenses	11,227	9,066	9,614

Operating Income	21,977	36,034	35,056
Interest (Income) Expense	(462)	88,265	20,034
Other (Income) Expense	(14)	(20)	(49)

Income (Loss) Before Provision for Income Taxes	22,453	(52,211)	15,071
Provision for Income Taxes	143	552	430

Net Income (Loss)	22,310	(52,763)	14,641
Other Comprehensive Income:
Foreign currency translation adjustments	780	712	58

Comprehensive Income (Loss)	$23,090	$(52,051)	$14,699

See accompanying notes to consolidated financial statements.

Stuart Weitzman Holdings, LLC and Subsidiaries

Consolidated Statements of Changes in Member’s Equity

(amounts in thousands)

Years ended December 31, 2013, 2012 and 2011
	Contributed Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
Balances, January 1, 2011, as Reported	$362,038	$(13,381)	$841	$349,498
Restatement adjustment	(191,089)	—	—	(191,089)

Balances, January 1, 2011, as Restated	170,949	(13,381)	841	158,409
Distributions to members	—	(32,492)	—	(32,492)
Change in due to parent	1,801	—	—	1,801
Contributed capital earn-out equity adjustment (Note 1)	(4,559)	19,958	—	15,399
Net income	—	14,641	—	14,641
Foreign currency translation adjustment	—	—	58	58

Balances, December 31, 2011	168,191	(11,274)	899	157,816
Distributions to members	—	(47,967)	—	(47,967)
Change in due to parent	23,755	—	—	23,755
Contributed capital earn-out equity adjustment (Note 1)	166,723	88,253	—	254,976
Net loss	—	(52,763)	—	(52,763)
Foreign currency translation adjustment	—	—	712	712

Balances, December 31, 2012	358,669	(23,751)	1,611	336,529
Contributions by members	—	1,267	—	1,267
Change in due from parent	(8,324)	—	—	(8,324)
Contributed capital earn-out equity adjustment (Note 1)	27,886	(465)	—	27,421
Net income	—	22,310	—	22,310
Foreign currency translation adjustment	—	—	780	780

Balances, December 31, 2013	$378,231	$(639)	$2,391	$379,983

See accompanying notes to consolidated financial statements.

Stuart Weitzman Holdings, LLC and Subsidiaries

Consolidated Statements of Cash Flows

(amounts in thousands)

Year ended December 31,	2013	2012	2011
		(Restated)	(Restated)
Cash Flows From Operating Activities:
Net income (loss)	$22,310	$(52,763)	$14,641
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	9,121	9,066	8,895
Impairment of long-lived assets	—	—	719
Provision for bad debts	325	222	692
Adjustments to acquisition consideration payable	(464)	88,253	19,957
Amortization of deferred lease incentives	(10)	563	422
Loss on disposal of assets	2,106	—	—
Changes in operating assets and liabilities:
Trade accounts receivable	(8,636)	4,611	(7,028)
Inventories	(5,667)	(1,261)	(1,570)
Inventories - consigned	283	109	270
Prepaid expenses and other current assets	525	381	(2,094)
Other assets	1,497	(8,562)	(1,181)
Accounts payable	1,561	(1,400)	980
Accrued liabilities	(707)	(442)	2,564
Acquisition consideration payable	(20,463)	(94,549)	(5,350)
Due to affiliate	(8,688)	23,749	1,801
Deposits from customers	685	460	180
Deferred rent and lease incentives	637	2,031	2,513
Long-term accrued loss	(163)	(173)	(181)

Net Cash (Used In) Provided By Operating Activities	(5,748)	(29,705)	36,230

Cash Flows From Investing Activities:
Purchases of property and equipment	(11,274)	(14,041)	(10,297)
Purchase of intangible asset	—	(146)	—

Net Cash Used In Investing Activities	(11,274)	(14,187)	(10,297)

Cash Flows From Financing Activities:
Cash distributions to member	(25,087)	(33,787)	(34,219)
Contributed capital equity earn-out adjustment	27,421	254,976	15,399
Payments of acquisition consideration payable	(6,958)	(160,427)	(10,048)
Payment of note payable	(131)	(102)	(104)

Net Cash Used In Financing Activities	(4,755)	60,660	(28,972)

Effect of Exchange Rate Changes on Cash	(868)	211	423

Net (Decrease) Increase in Cash and Cash Equivalents	(22,645)	16,979	(2,616)
Cash and Cash Equivalents, Beginning of Year	32,282	15,303	17,918

Cash and Cash Equivalents, End of Year	$9,637	$32,282	$15,302

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
Income taxes	$103	$579	$697
Interest	(462)	88,265	20,034

See accompanying notes to consolidated financial statements.

Stuart Weitzman Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

1. Nature of Business and Significant Accounting Policies

General

Stuart Weitzman Holdings, LLC (the “Company”) was formed as a Delaware limited liability company on March 9, 2005. The Company is a leading designer of ladies footwear, with both wholesale and direct retail operations. The Company designs, imports, and distributes ladies designer shoes, handbags, and accessories. As of December 31, 2013 and 2012, The Jones Group, Inc. (“JGI”) owned 100% of the membership interest in the Company. As of December 31, 2011, JGI owned 55% of the membership interest in the Company.

On December 19, 2013, JGI entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the acquisition of JGI by an affiliate of Sycamore Partners, L.P. and Sycamore Partners A, L.P. (“Sycamore”). Under the terms of the Merger Agreement, which was unanimously approved by JGI’s Board of Directors, Sycamore will acquire all of the outstanding shares of JGI’s common stock for $15.00 per share in cash. The transaction, which is structured as a one-step merger with JGI as the surviving corporation (the “Merger”), is subject to customary closing conditions, including approval of the holders of a majority of JGI’s shares that vote on the proposal to adopt the Merger. Concurrently with the signing of the Merger Agreement, Sycamore entered into separate purchase agreements with certain of its affiliates which provide for the transfer of ownership of the Company to a separately controlled affiliate of Sycamore upon completion of the Merger.

JGI currently plans to complete the proposed Merger in the second fiscal quarter of 2014. However, neither JGI nor the Company can assure that the Merger will be completed nor can they predict the exact timing of the completion of the Merger, because it is subject to the satisfaction of various conditions, many of which are beyond JGI and the Company’s control.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all subsidiaries under the control of the Company. All significant intercompany transactions and balances are eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates in amounts that may be material to the consolidated financial statements.

Cash and Cash Equivalents

The Company considers all short-term investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally-insured limits. The Company has not experienced any losses related to these balances. As of December 31, 2013 and 2012, the Company had cash and cash equivalents of approximately $5.9 million and $8.8 million, respectively, maintained in foreign financial institutions which were uninsured.

Stuart Weitzman Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Concentrations of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with various financial institutions. The financial institutions are located throughout the world, and the Company’s policy is designed to limit exposure to any one institution or geographic region. The Company’s periodic evaluations of the relative credit standing of these financial institutions are considered in the Company’s investment strategy.

The Company’s wholesale operations sell primarily to department stores and independent retailers across the United States and internationally. Receivables arising from these sales are not collateralized. As of December 31, 2013 and 2012, three (3) and two (2) wholesale customers accounted for approximately 31% and 26%, respectively, of trade accounts receivable. Credit risk is affected by conditions or occurrences within the economy and the retail industry. The Company maintains an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers and historical trends.

Major Supplier Concentrations

During the years ended December 31, 2013, 2012 and 2011, 2 suppliers in each of the 3 years accounted for 31%, 34% and 34%, respectively, of merchandise purchases.

Trade Accounts Receivable and Allowance for Doubtful Accounts

The Company provides trade credit and financing to its customers in the normal course of business. Accounts receivable are carried at amounts management deems collectible. Accordingly, an allowance is provided in the event an account is considered uncollectible. Adequacy of allowance for doubtful accounts is determined based on management’s analysis of historical bad debt, past due accounts, customer creditworthiness and current economic trends. As of December 31, 2013 and 2012, the Company maintained an allowance for doubtful accounts of approximately $957,000 and $802,000, respectively. The ultimate collectability of accounts receivable may differ from that estimated by management.

The Company maintains a credit insurance policy which provides coverage for certain international customers, subject to their maximum credit limits. As of December 31, 2013 and 2012, aggregate accounts receivable amounts covered under this policy were approximately $1.2 million and $1.4 million, respectively.

Inventories

All inventories are valued at the lower of cost or market, determined by the first-in, first-out method with cost based upon a weighted average method. Inventories consist principally of finished shoes and handbags. Inventory costs include inbound freight and duties. Direct retail operation inventories also include warehousing and freight costs incurred to deliver merchandise to its ultimate point of sale.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation and amortization of property and equipment is provided over the estimated useful lives of the assets or the remaining lease terms, where applicable, using the straight-line method. Maintenance and repairs are charged to earnings as incurred. Upon the disposition or sale of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gains or losses are included in the consolidated statements of operations and comprehensive income (loss). For the year ended December 31, 2013, the Company recorded approximately $2,106,000 in asset disposals and depreciation expense related to the closure of the SW-1 showroom in Milan, Italy and the closure/remodel of four direct retail store locations.

Stuart Weitzman Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Long-Lived Assets

The Company reviews its long-lived assets, other than indefinite-lived intangible assets, for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such review indicates an asset may not be recoverable, an impairment loss is recognized for the excess of the carrying amount over the fair value of an asset to be held and used or over the fair value less cost to sell of an asset to be disposed. For the year ended December 31, 2011, the Company recorded approximately $719,000 in asset impairments related to one direct retail store location.

Goodwill and Trade Name

Goodwill consists principally of the excess of cost over the fair value of net assets acquired by JGI in its June 2010 acquisition of the Company. Pursuant to financial accounting standards, goodwill is no longer amortized. The Company tests for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. This test is a two-step process. The first step of the impairment test, used to identify potential impairment, compares the fair value of the reporting unit, as defined, with its carrying amount. If the fair value exceeds the carrying amount, the goodwill of the reporting asset is not considered impaired. If the carrying amount exceeds the fair value, the second step must be performed to measure the amount of the impairment loss, if any. The second step compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. An impairment loss would be recognized in an amount equal to the excess of the carrying amount of the reporting unit goodwill over the implied fair value of the goodwill. The Company did not record any impairment charges related to goodwill during the years ended December 31, 2013 and 2012 and 2011.

The Company at least annually tests trade names for impairment through the use of discounted cash flows. The Company did not record any impairment charges relating to trade names in the years ended December 31, 2013, 2012 and 2011.

Foreign Currency Translation

The functional currency of the Company’s foreign subsidiaries is the applicable local currency. Assets and liabilities are translated into U.S. dollars using the current exchange rates in effect at the balance sheet date, while revenues and expenses are translated at the weighted average exchange rates for the period. The resulting translation adjustments are recorded as a component of accumulated other comprehensive income within member’s equity.

Foreign Currency Contracts

The Company is exposed to foreign currency exchange rate fluctuations in the normal course of its business. As part of its risk management strategy, the Company may use derivative instruments to hedge certain foreign currency exposures. The Company’s objective is to offset gains and losses resulting from these exposures with losses and gains on the derivative contracts used to hedge them, thereby reducing volatility of earnings. The Company does not hold or issue derivative financial instruments for trading or speculative purposes.

Financial accounting and reporting standards require that every derivative instrument be recorded in the consolidated balance sheets as either an asset or liability and measured at fair value. It also requires that changes in the derivative’s fair value be recognized currently in earnings, unless specific criteria are met and that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

Stuart Weitzman Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The Company may use forward hedge contracts for the purchase of inventory. Gains and losses from the settlement of forward hedge contracts used for the purchase of inventory are included in cost of sales in the accompanying consolidated statements of operations and comprehensive income (loss).

During the years ended December 31, 2013 and 2012, the Company did not enter into any foreign currency contracts.

Realized and unrealized gains and losses from the settlement of wholesale accounts receivable and payable denominated in foreign currency and from foreign denominated cash balances are included in general and administrative expenses. For the years ended December 31, 2013 and 2012, the Company recognized gains of approximately $64,000 and $843,000 respectively. For the year ended December 31, 2011, the Company recognized losses of approximately $757,000.

Revenue Recognition

Revenue is recognized at the point of sale, which occurs when merchandise is sold in an over-the-counter consumer transaction in the Company’s direct retail operations or for the wholesale operations upon shipment of merchandise when title passes to the customer. Sales taxes collected are not included in reported sales. Revenue associated with gift cards is recognized upon redemption. Allowance for estimated uncollectible amounts, discounts, and returns are provided when sales are recorded based on historical experience. The Company also generates royalty income from the licensing of its trademarks. Revenue earned under these contracts is recognized on the basis of the terms specified in the underlying contractual agreements. Royalty income for the three years ended December 31, 2013, 2012 and 2011 was $1.3 million, $.9 million and $.6 million, respectively.

Shipping and Handling Costs

Freight costs incurred to bring merchandise to retail stores and warehouses are included as a component of inventory and reflected in cost of sales as the product is sold. Freight costs incurred to ship merchandise directly to customers are recorded as a component of cost of sales. For the years ended December 31, 2013, 2012 and 2011, freight and duty costs totaled $10.5 million, $8.5 million and $8.4 million, respectively.

Cost of Sales

All costs incurred to acquire and source inventory are included in cost of sales. The costs include cost of purchased products, raw materials, custom duty, inbound freight, sourcing commissions, and sample and design costs. For the Company’s direct retail operations, cost of goods also includes freight costs to transport products to the Company’s store locations.

Advertising

Advertising costs are expensed at the time the event occurs or the promotion first appears in the media or in the store. In addition, the Company participates in co-op advertising programs with certain of its wholesale customers. For co-op advertising programs where the Company has validated the fair value of the advertising received, co-op advertising costs are reflected as advertising expense. Otherwise, the costs are charged to sales. Total advertising expense for the years ended December 31, 2013, 2012 and 2011 was $18.3 million, $16.1 million and $9.6 million, respectively, and is included in selling expenses.

Stuart Weitzman Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Operating Leases

The Company’s leases for office space and retail stores are accounted for as operating leases. Certain of the Company’s leases include options under which the Company may extend the lease term beyond the initial commitment period, subject to terms agreed to a lease inception. Some leases also include early termination options, which can be exercised under specific conditions. Many of the leases covering retail stores require contingent rentals in addition to the minimum monthly rental charge, based on retail sales volume. The Company records expense for contingent rentals during the period in which the retail sales volume exceeds the respective targets. During the years ended December 31, 2013, 2012 and 2011, the Company recognized approximately $408,000, $190,000 and $300,000, respectively, in lease exit costs related to the closure of four store locations in 2013, two store locations in 2012, and five store locations in 2011. As of December 31, 2013 and 2012, accrued sublease losses of approximately $302,000 and $470,000, respectively, were recognized in connection with the sublease of a closed store location

Construction Allowance Received From Landlords

At the time facilities are initially leased, the Company may receive consideration from landlords to be applied against the cost of leasehold improvements necessary to construct the facility. The Company treats these construction allowances as a lease incentive, as defined by financial accounting standards. The allowances are recorded in the consolidated balance sheets as a deferred rent obligation upon receipt and amortized to income over the lease term as a reduction of rent expense.

Straight-Line Rents and Rent Holidays

The Company records rent expense on a straight-line basis over the lease term for all of its leased facilities in accordance with financial accounting standards. For leases that have predetermined fixed escalations of the minimum rentals, the Company recognizes the related rental expense on a straight-line basis and records the difference between the recognized rental expense and amounts payable under the lease as deferred rent as a liability or asset, as appropriate, on the consolidated balance sheets. At the time facilities are leased, the Company may not be charged rent for a specified period of time. This rent-free period is referred to as a “rent holiday.” In accordance with financial accounting standards, the Company recognizes rent expense over the lease term, including any rent holiday.

Income Taxes

The Company is organized as a limited liability company, which is treated as a partnership for Federal income tax purposes. As such, the Federal taxable income of the Company is reported on the member’s income tax returns. However, the Company owns domestic and foreign corporations and limited liability companies that are taxed at the corporate level for Federal, state, and/or city income tax purposes. The Company recognizes interest and penalties associated with tax matters as part of the income tax provision and include accrued interest and penalties with the related tax liability in the consolidated balance sheets.

Deferred tax assets are recognized for future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred taxes are not material to the consolidated financial statements.

The Company accounts for uncertain tax positions in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740-10, “Income Taxes”. The Company analyzed its tax filing positions in the Federal, state, and foreign jurisdictions where it is required to file income tax returns, as well as for all open tax years in

Stuart Weitzman Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

these jurisdictions. Based on this review, no reserves for uncertain income tax positions were required to be recorded pursuant to ASC 740-10. The Company’s U.S. Federal and state income tax returns prior to fiscal year 2007 are closed and management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax laws and new authoritative rulings.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income includes changes in member’s equity related to foreign currency translation adjustments.

Restatement

The Company has restated the January 1, 2011 member’s equity, the consolidated balance sheet as of December 31, 2012, and the consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2012 and 2011 to properly recognize the contingent consideration payable, and related interest expense, resulting from the acquisition of the Company by JGI. On June 2, 2010, JGI acquired 55% of the membership interests in the Company. Under the terms of the agreement, the acquisition occurred in two stages. JGI made an initial cash payment of $180.3 million for a 55% interest in the Company and a payment for the acquisition of the remaining 45% interest on December 31, 2012 (subject to a final true-up adjustment in early 2013 based upon the financial results of the Company for 2012). At the time of the acquisition, the Company previously recognized all of the identifiable assets and liabilities at fair value under the acquisition method; however, the noncontrolling interest to purchase the remaining 45% was not recognized on these consolidated financial statements. Due to the obligation to purchase the remaining 45% interest, the noncontrolling interest was classified as a liability, with adjustments to the liability recorded as interest expense.

The impact of recording the contingent consideration payable was to reduce opening member’s equity as of January 1, 2011 by $191.1 million. The consolidated balance sheet was restated to reflect both the short-term and long-term portion of the contingent consideration payable in the amount of $27.9 million and $1.0 million, respectively. The consolidated statements of operations and comprehensive income (loss) were restated to increase interest expense and net income by $88.2 million and $20.0 million for the years ended December 31, 2012 and 2011, respectively.

Subsequent Events

The Company has evaluated events and transactions for potential recognition or disclosure through February 18, 2014, the date the consolidated financial statements were available to be issued.

Stuart Weitzman Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

2. Property and Equipment

Property and equipment at December 31, 2013 and 2012 consists of the following (amounts in thousands):

December 31,	2013		2012
	Amount	Useful Lives	Amount	Useful Lives
Leasehold improvements	$41,991	3-10 years	$35,093	3-10 years
Computer equipment and software	3,181	3-5 years	2,613	3-5 years
Furniture and fixtures	7,065	5-7 years	3,871	5-7 years
Machinery and equipment	1,375	3 years	1,273	3 years
Construction-in-progress	771		2,097

Total property and equipment	54,383		44,947
Less: Accumulated depreciation and amortization	(20,141)		(14,121)

Property and equipment, net	$34,242		$30,826

Depreciation expense related to property and equipment during the year ended December 31, 2013 totaled approximately $8.4 million, including approximately $2.1 million recognized as asset disposals related to a wholesale showroom and direct retail store locations. For the year ended December 31, 2012, depreciation expense totaled $5.7 million. Depreciation expense related to property and equipment during the year ended December 31, 2011 totaled approximately $5.9 million, including approximately $.7 million recognized as an impairment of fixed assets related to a direct retail store location.

3. Intangible Assets

As of December 31, 2013 and 2012, the Company’s net intangible assets represent the fair value of amounts recognized in connection with JGI’s June 2, 2010 acquisition of the Company. Intangible assets are recorded at cost, less accumulated amortization and the impact of foreign currency translation.

The Company maintains the following amounts in relation to intangible assets (amounts in thousands):

December 31,	2013		2012
	Amount	Useful Lives	Amount	Useful Lives
Favorable lease rights	$6,562	2-16 years	$6,389	2-16 years
License agreements	940	5 years	940	5 years
Trade name	154,100	Indefinite	154,100	Indefinite
Customer relationships	20,200	10 years	20,200	10 years
Covenant not to compete	3,500	4-5 years	3,500	4-5 years

Total intangible assets	185,302		185,129
Less: Accumulated amortization	(13,663)		(10,157)

Intangible assets, net	$171,639		$174,972

Stuart Weitzman Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Amortization expense related to intangible assets during the years ended December 31, 2013, 2012 and 2011 totaled approximately $3.5 million, $3.8 million and $4.3 million, respectively. The Company is a party to an employment agreement with its founder which includes non-competition and non-solicitation terms during both the period of employment and post-termination. The Company’s future amortization expense related to intangible assets is expected to be (amounts in thousands):

Fiscal year ending
2014	$3,368
2015	2,398
2016	2,333
2017	2,333
2018	2,301
Thereafter	4,806

$17,539

4. Unfavorable Lease Rights

Unfavorable lease rights represent the fair value of amounts recognized in connection with JGI’S June 2, 2010 acquisition of the Company. Unfavorable lease rights are recorded at cost, less accumulated amortization and are being amortized over periods ranging from 5 to 9 years.

Amortization benefit related to unfavorable lease rights during years ended December 31, 2013 2012 and 2011 totaled approximately $661,000, $423,000 and $618,000, respectively, and is included in depreciation and amortization expense in the consolidated statements of operations and comprehensive income (loss). The Company’s future amortization benefit related to intangible assets is expected to be (amounts in thousands):

Fiscal year ending
2014	$191
2015	134
2016	65
2017	32
2018	8
Thereafter	—

$430

5. Leases

The Company leases retail locations, office locations, and equipment. The minimum lease terms for its retail stores range generally from 7 to 10 years. Initial lease terms for office facilities average approximately 10 years. Rent expense (included in selling and general administrative expenses) for operating leases in the years ended December 31, 2013, 2012 and 2011 amounted to $19.0 million, $17.0 million and $12.8 million, respectively.

Stuart Weitzman Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The Company’s future minimum rental payments for non-cancelable operating leases having an initial lease term in excess of one year as of December 31, 2013 are as follows (amounts in thousands):

Fiscal year ending
2014	$17,599
2015	18,421
2016	13,717
2017	13,233
2018	12,914
Thereafter	49,781

Total minimum future rental payments	$125,665

Future minimum rental payments include approximately $6.6 million of commitments under sublease operating agreements with related parties (see Note 6).

6. Related Party Transactions

During the years ended December 31, 2013, 2012 and 2011, the Company purchased merchandise from a supplier in which it has a non-controlling financial interest. The Company’s total purchases from this vendor for the years ended December 31, 2013, 2012 and 2011 were approximately $15.9 million, $16.0 million and $15.7 million, respectively, which amounts represented approximately 14%, 16% and 16%, respectively, of merchandise purchases. The Company’s investment balance and earnings from its investment in this vendor are insignificant.

During the years ended December 31, 2013, 2012, and 2011, JGI allocated a portion of its general and administrative expenses for administrative services that JGI provides to the Company. Allocated expenses for Jones management services, “JMS”, which includes corporate telecom, MIS infrastructure, human resources, payroll and other management services, amounted to $5.6 million, $.2 million, and $-0-, respectively. JGI also allocates a portion of its general corporate overhead to the Company. Where practical, shared administrative services are allocated based on a time-based estimate of services provided. Where not practical, the general corporate overhead expense allocation is based on a percentage of budgeted annual net sales of JGI’s combined business. The JGI general corporate overhead expense allocations amounted to $5.1 million, $3.1 million, and $.9 million, respectively. Due to the nature of these expense allocations, the Company does not represent that these allocated costs would be indicative of the costs the Company would incur if the Company were operating independently.

As discussed above, JGI allocates certain general and administrative costs to the Company. During 2013, JGI changed the method of allocating certain costs, of which the Company applied retrospectively for all periods presented. The impact on the previously issued consolidated financial statements for the years ended December 31, 2012 and 2011 was to increase general and administrative expenses by approximately $.3 million and $.9 million, respectively.

During the years ended December 31, 2013, 2012, and 2011, JGI issued restricted stock awards to Company employees. Included in the JGI general corporate overhead expense allocations are compensation expenses for restricted stock awards to the Company’s employees of $1.9 million, $.3 million, and $.3 million, respectively. Total compensation cost related to unvested awards not yet recognized at December 31, 2013 for Company employees is $2.4 million.

Stuart Weitzman Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

As of December 31, 2013 and 2012, the Company has recorded approximately $17.2 million and $25.5 million of contributed capital from the parent, respectively. Contributions from JGI primarily relate to approximately $-0- and $18.0 million, respectively, in advances for approved investment support, $8.1 million and $3.2 million, respectively, of JGI expense allocations to the Company and $9.1 million and $4.3 million, respectively, of expenses and CAPEX paid by JGI on behalf of the Company.

For the years ended December 31, 2013, 2012 and 2011, the Company recognized approximately $3.5 million, $3.0 million and $2.0 million, respectively, of rent expense in connection with sublease agreements with JGI for the operation of three direct retail store locations.

During the years ended December 31, 2013, 2012 and 2011, the Company has recorded net sales to a related party customer of approximately $2.5 million, $1.2 million, and $.5 million, respectively. Additionally, for the years ended December 31, 2013 and 2012, the Company has recorded trade and other accounts receivable balances from this related party customer of approximately $1.3 million and $.5 million, which is included in trade accounts receivable on the accompanying consolidated balance sheets.

During the years ended December 31, 2013 and 2012, the Company obtained a letter of credit in the amount of approximately $.7 million and $.4 million, respectively, under a JGI facility.

7. Employee Benefit Plan

The Company participates in JGI’s defined contribution plan under Section 401(k) of the Internal Revenue Code (the “Code”). Under the Jones Plan, participants may elect to have up to 50% of their salary (subject to limitations imposed by the Code) deferred and deposited with a qualified trustee, who in turn invests the money in a variety of investment vehicles as selected by each participant. All employee contributions into the Jones Plan are 100% vested.

JGI has elected to make the Jones Plan a “Safe Harbor Plan” under Section 401(k)(12) of the Code. As a result of this election, the Company makes a fully-vested safe harbor matching contribution for all eligible participants amounting to 100% of the first 3% of the participant’s salary deferred and 50% of the next 2% of salary deferred, subject to maximums set by the Department of the Treasury.

Approximately $369,000, $366,000 and $288,000 in employee benefit plan matching contribution was recognized during the years ended December 31, 2013, 2012 and 2011, respectively.

8. Fair Value Measurements

ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820-10 outlines a valuation framework, creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements, and details the disclosures that are required for items measured at fair value. The Company currently does not have non-financial assets and non-financial liabilities that are required to be measured at fair value on a recurring basis.

Stuart Weitzman Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The Company’s financial assets and liabilities are to be measured using inputs from the three levels of the fair value hierarchy, which are as follows:

Level 1 - inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;

Level 2 - inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs); and

Level 3 - unobservable inputs that reflect the Company’s assumptions about the assumptions that market participants would use in pricing assets or liabilities based on the best information available.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Company has certain liabilities that are required to be measured at fair value. The following table shows the fair value of its consideration liabilities at December 31, 2013 and 2012 recorded as a result of the acquisition of the Company by JGI, of which the fair value is based on the Company’s projections of financial results and cash flows for the acquired business and a discount factor based on JGI’s weighted average cost of capital, which falls within Level 3 of the fair value hierarchy.

December 31, 2013
Description	Classification	Total Value	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
		(in millions)
Acquisition consideration	Acquisition consideration payable, net of current portion	$1.0	$—	$—	$1.0

	Total liabilities	$1.0	$—	$—	$1.0

December 31, 2012
Description	Classification	Total Value	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
		(in millions)
Acquisition consideration	Current portion of acquisition consideration payable	$27.9	$—	$—	$27.9
Acquisition consideration	Acquisition consideration payable, net of current portion	1.0	—	—	1.0

	Total liabilities	$28.9	$—	$—	$28.9

Stuart Weitzman Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The following table presents the changes in Level 3 acquisition consideration liabilities for 2013 and 2012.

Total Acquisition Consideration Payable
(in millions)
Balance, January 1, 2012	$195.6
Payments	(255.0)
Total adjustments included in earnings	88.3

Balance, December 31, 2012	28.9
Payments	(27.4)
Total adjustments included in earnings	(0.5)

Balance, December 31, 2013	$1.0

The remaining contingent consideration liability related to the acquisition of SWH is $1.0 million. Changes in the fair value of the contingent consideration liability for SWH are reported as adjustments to interest expense. Payment of the remaining liability will be deferred until certain conditions are met.

9. Contingencies

Litigation

The Company is involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such ordinary course of business proceedings and litigation currently pending will not have a material adverse effect on the Company’s consolidated results of operations or financial position. All legal costs associated with litigation are expensed as incurred.